Exhibit 10 (xiii)

Confidential treatment requested. Confidential portions of this document have been redacted and are subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and have been filed separately with the Securities and Exchange Commission.

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TECHRX INCORPORATED

NDCHEALTH CORPORATION

AND

NDC ACQUISITION CORP.

Dated as of May 28, 2002

i

Exhibits

Exhibit A	Key Employees
Exhibit B	Form of Voting and Lock-Up Agreement
Exhibit C	Form of Restrictive Covenant Agreement
Exhibit D	Form of Company Affiliate Agreement
Exhibit E	Human Resources Agreement
Exhibit F	Legal Opinion of Counsel to Parent and Merger Sub
Exhibit G	Legal Opinion of Counsel to the Company

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of May 28, 2002, by and among NDCHEALTH CORPORATION, a Delaware corporation (“Parent”), NDC ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and TECHRX INCORPORATED, a Pennsylvania corporation (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 9.

RECITALS:

A.    The respective Boards of Directors of each of Parent, Merger Sub and the Company have approved this Agreement, and deem it advisable and in the best interests of each corporation and its respective stockholders to consummate the merger of the Company with Merger Sub (the “Merger”) and, in furtherance thereof, have approved the Merger, this Agreement and the transactions contemplated hereby.

B.    As a condition and an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company executed an Option Agreement with Parent, pursuant to which Parent is exercising contemporaneously with the execution of this Agreement its option to purchase the shares of Company Common Stock owned by such stockholders.

C.    As a condition and a further inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Company is amending its Articles of Incorporation to modify certain conversion restrictions on the Company Series C Preferred Stock.

D.    As a condition and a further inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain employees of the Company have entered into employment agreements with the Company.

E.    As a condition and a further inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the employees of the Company set forth on Exhibit A (the “Key Employees”) are concurrently herewith executing Voting and Lock-Up Agreements with Parent and Merger Sub in substantially the form attached hereto as Exhibit B (“Voting and Lock-Up Agreements”), pursuant to which, among other things, such stockholders have agreed to vote the shares of Company Capital Stock owned by them in favor of the Merger and to not dispose of Company Capital Stock acquired through the exercise of Company Options for the time period specified therein.

F.    As a condition and a further inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Key Employees are concurrently herewith executing Restrictive Covenant Agreements in substantially the form attached hereto as Exhibit C (“Restrictive Covenant Agreements”).

G.    Between the date hereof and the Effective Time, Parent may (but is not required to) offer to purchase from any or all stockholders of the Company, and from holders of Company Warrants, shares of the Company Capital Stock and the Company Warrants on the terms set forth herein.

H.    Parent, Merger Sub and the Company intend that the Merger and the transactions contemplated hereby shall constitute a reorganization within the meaning of Section 368(a) of the Code, subject to certain exceptions and contingencies, and in furtherance thereof intend that this Agreement shall be a “plan of reorganization” within the meaning of Sections 354(a) and 361(a) of the Code.

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1
THE MERGER

1.1    The Merger.

(a)    Subject to the terms and conditions of this Agreement and Section 1.1(b) below, at the Effective Time, the Company shall be merged with and into Merger Sub in accordance with the relevant provisions of Delaware Law and Pennsylvania Law. The separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation governed by the Laws of the State of Delaware and a wholly owned subsidiary of Parent.

(b)    In the event Parent is unable to obtain the opinion described in Article 5.17 herein or for any other reason whatsoever, if Parent so elects (in its sole and absolute discretion for any or no reason), at the Effective Time (and in lieu of Section 1.1(a) above), Merger Sub shall be merged with and into the Company in accordance with the relevant provisions of Delaware Law and Pennsylvania Law. The separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation governed by the Laws of the Commonwealth of Pennsylvania and as a wholly owned subsidiary of Parent.

1.2    Effective Time.  Subject to the last sentence of Section 5.17, and unless this Agreement is earlier terminated pursuant to Section 7.1 hereof, the closing of the Merger (the “Closing”) is expected to take place on or about May 31, 2003, and will take place following satisfaction or waiver of the conditions set forth in Article 6 in Coraopolis, Pennsylvania, at the principal offices of the Company, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law, and the Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania in accordance with the relevant provisions of Pennsylvania Law. The Merger and the other transactions contemplated by this Agreement will become effective on the later to occur (the “Effective Time”) of the date and at the time (a) the Certificate of Merger is accepted by the Secretary of State of the State of Delaware, and (b) the Articles of Merger are accepted by the Secretary of State of the Commonwealth of Pennsylvania.

1.3    Effect of the Merger on Constituent Corporations.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law and Pennsylvania Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

1.4    Certificate of Incorporation and Bylaws of Surviving Corporation.  The certificate of incorporation and bylaws, as in effect immediately prior to the Effective Time, of the corporation that continues in existence pursuant to Section 1.1 shall be those of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

1.5    Directors and Officers of Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation.

1.6    Effect on Capital Stock.  On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the capital stock of the Company, the following shall occur:

(a)    Conversion of Company Common Stock. Subject to Section 1.8, each share of Common Stock, $0.001 par value per share of the Company (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares as provided in Section 1.9 or any shares held by the Company as treasury stock) will be cancelled, extinguished and converted automatically into the right to receive, upon surrender of the certificate formerly representing such shares of Company Common Stock (or compliance with Section 1.12 regarding lost certificates), one of the following amounts per share of Company Common Stock as determined in Parent’s absolute and sole discretion at or prior to Closing:

(i)      a cash payment equal to the Company Closing Price; or

(ii)     a number of shares of Parent Common Stock equal to the quotient obtained by dividing (A) the Company Closing Price, by (B) the Parent Closing Price (the “Exchange Ratio”); or

(iii)    a combination of (A) a cash payment, as determined by Parent in its sole and absolute discretion, in an amount less than the Company Closing Price and (B) a number of shares of Parent Common Stock equal to the quotient obtained by dividing (1)

the difference of the Company Closing Price minus the cash payment determined by Parent pursuant to this Section 1.6(a)(iii), by (2) the Parent Closing Price; provided, that, Troutman Sanders LLP delivers the legal opinion contemplated by Section 5.17 to the extent the Merger Consideration is calculated pursuant to this Section 1.6(a)(iii). For purposes of example only, if the Company Closing Price is equal to $6.00, the Parent Closing Price is equal to $32.00, and Parent determines to pay $2.00 in cash, then the Merger Consideration to be received for one share of Company Common Stock shall equal $2.00 in cash and 0.125 shares of Parent Common Stock.

(b)    Conversion of Company Preferred Stock.  Subject to Section 1.8, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares as provided in Section 1.9) will be cancelled, extinguished and converted automatically into the right to receive, upon surrender of the certificate formerly representing such shares of Company Preferred Stock (or compliance with Section 1.12 regarding lost certificates), one of the following amounts per share of Company Preferred Stock as determined in Parent’s absolute and sole discretion at or prior to Closing:

(i)      a cash payment equal to (A) the Company Closing Price multiplied by (B) the number of shares of Company Common Stock that such share of Company Preferred Stock is convertible into immediately prior to the Effective Time (calculated pursuant to the optional conversion provisions contained in the Articles of Incorporation); or

(ii)     a number of shares of Parent Common Stock equal to the product of (A) the Exchange Ratio, multiplied by (B) the number of shares of Company Common Stock that such shares of Company Preferred Stock is convertible into immediately prior to the Effective Time (calculated pursuant to the optional conversion provisions contained in the Articles of Incorporation); or

(iii)    a combination of (A) a cash payment, as determined by Parent in its sole and absolute discretion, in an amount less than (1) the Company Closing Price, multiplied by (2) the number of shares of Company Common Stock that such share of Company Preferred Stock is convertible into immediately prior to the Effective Time (calculated pursuant to the optional conversion provisions contained in the Articles of Incorporation), and (B) a number of shares of Parent Common Stock equal to the product of (1) the quotient obtained by dividing (a) the difference of the Company Closing Price minus the cash payment determined by Parent pursuant to this Section 1.6(b)(iii), by (b) the Parent Closing Price, multiplied by (2) the number of shares of Company Common Stock that such share of Company Preferred Stock is convertible into immediately prior to the Effective Time (calculated pursuant to the optional conversion provisions contained in the Articles of Incorporation); provided, that, Troutman Sanders LLP delivers the legal opinion contemplated by Section 5.17 to the extent the Merger Consideration is calculated pursuant to this Section 1.6(b)(iii). For purposes of example only, if the Company Closing Price is equal to $6.00, the Parent Closing Price is equal to $32.00, Parent determines to pay $2.00 in cash, and the applicable conversion ratio of such share of Company Preferred Stock is 1.1:1, then the Merger Consideration to be received for one share of such Company Capital Stock shall equal $2.00 in cash and 0.1375 shares of Parent Common Stock.

(c)    Cancellation of Parent-Owned and Company-Owned Stock.  In the event the Merger occurs pursuant to Section 1.1(a), each share of Company Capital Stock owned by Parent or the Company or any Subsidiary of Parent or the Company immediately prior to the Effective Time shall be automatically canceled and extinguished without any conversion thereof and without any further action on the part of Parent, Merger Sub or the Company. In the event the Merger occurs pursuant to Section 1.1(b), each share of Company Capital Stock owned by Parent or the Company or any Subsidiary of Parent or the Company immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(d)    Company Options and Company Stock Plan.

(i)        All unexpired and unexercised Company Options then outstanding, whether vested or unvested, shall be treated in accordance with the Human Resources Agreement.

(ii)       Company employees shall be permitted at Closing (but not prior thereto) to exercise all vested Company Options on a cashless basis; provided, however, that any Key Employees that exercise Company Options pursuant to this Section 1.6(d) shall have entered into a Voting and Lock-Up Agreement in substantially the form attached hereto as Exhibit B.

(e)    Company Warrants.  Any Company Warrants not exercised at the Closing shall be converted automatically into Parent Warrants upon substantially the same terms and conditions as are set forth in the applicable Company Warrant, unless the terms of such Company Warrant require or permit the Company, at its option, to cash-out the Company Warrant (whether in a cashless transaction or otherwise), in which case the Merger Consideration (net of the exercise price) shall be paid to the holder of the Company Warrant in accordance with the terms hereof.

(f)    Capital Stock of Merger Sub.  In the event the Merger occurs pursuant to Section 1.1(a), each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(g)    Reduction to Company Closing Price.

(i)        If the Company (or any of its Subsidiaries) breaches any of its representations or warranties as of the date of this Agreement, the Company Closing Price shall be reduced by an amount equal to the quotient obtained by dividing (X) the Damages arising in connection with any breach of a representation or warranty, by (Y) the total number of outstanding shares of Company Stock Equivalents on a fully diluted and on an “as if converted to Company Common Stock basis”; provided, however, that the Company Closing Price shall not be reduced pursuant to Section 1.6(g)(i) until the total amount of all Damages (including the Damages arising from any other breaches of any representations or warranties) exceeds $3,000,000 (after which point the total amount of all Damages shall be used to calculate the Company Closing Price pursuant to this

Section 1.6(g)(i)); provided, further, that Damages shall not exceed the lesser of $26,500,000 and the Offset Amount.

(ii)       Notwithstanding anything herein to the contrary, none of the limitations on the reduction of the Company Closing Price set forth in Section 1.6(g)(i) shall apply to any breach by the Company of its representations and warranties as of the date of this Agreement that is the result of fraud or intentional misrepresentation by the Company.

(iii)      If (1) the Company (or any of its Subsidiaries) violates Section 4.1(i), or (2) unless otherwise agreed to by Parent and Company, Parent shall have contributed working capital (which shall specifically include payments to (i) Parent under the Services Agreement between Parent and Company dated July 1, 2000, and (ii) Cardinal Healthcare to satisfy the indebtedness to Cardinal Healthcare pursuant to the Promissory Note dated April 2, 2001, and shall specifically exclude (i) capital expenditures to the ASP hosted by Parent, (ii) restructuring costs associated with this transaction, and (iii) costs and expenses of the Company in connection with this transaction as specified in Section 5.5 hereof, and assumes a payment of $11,375,000 by [****] pursuant to the Term Sheet and Loan Agreement between Company and [****] to the Company after the date hereof and prior to the Effective Time in an amount exceeding $13,900,000, the Company Closing Price shall be reduced (after any reduction pursuant to Section 1.6(g)(i) above) by an amount equal to the quotient obtained by dividing (X) the sum of the indebtedness incurred by the Company in violation of Section 4.1(i) (on a dollar-for-dollar basis), and the excess amount of working capital contributed to the Company by Parent, by (Y) the total number of outstanding shares of Company Stock Equivalents on a fully diluted and on an “as if converted to Company Common Stock basis.”

(h)    Additional Issuances of Securities.  Notwithstanding anything herein to the contrary, to the extent that the Company (or any of its Subsidiaries) violates Section 4.1(e) hereof (other than for any violation of Section 3 of the Letter Agreement), the Company Closing Price shall equal (after any adjustment pursuant to Section 1.6(g) above) the product of:

(X)    the Company Closing Price, multiplied by

(Y)    the quotient obtained by dividing (1) the difference of (a) the total number of outstanding shares of Company Stock Equivalents on a fully diluted and on an “as if converted to Company Common Stock basis” on the date hereof, minus (b) the total number of outstanding shares of Company Stock Equivalents on a fully diluted and on an “as if converted to Company Common Stock basis” purchased by Parent pursuant to Section 1.14 hereof, minus (c) the total number of shares of Company Stock Equivalents on a fully diluted and on an “as if converted to Company Common Stock basis” purchased by the Company after the date hereof and prior to Closing with the prior consent of Parent, by (2) the total number of outstanding shares of Company Stock Equivalents on a fully diluted and on an “as if converted to Company Common Stock basis” at the Effective Time.

[****] Confidential treatment requested. Confidential portions of this page have been redacted and are subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and have been filed separately with the Securities and Exchange Commission.

1.7    Anti-Dilution Provisions.  The Merger Consideration shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, stock combination, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock, but excluding any stock dividend required on the date hereof with respect to the Company Series B Preferred Stock and the Company Series C Preferred Stock), reorganization, reclassification, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock the effective date of which occurs after the date hereof and prior to the Effective Time.

1.8    Fractional Shares.  No fraction of a share of Parent Common Stock will be issued by virtue of the Merger. Each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent, in lieu thereof, an amount of cash (rounded to the nearest whole cent) equal to the product of (a) such fraction, multiplied by (b) the Parent Closing Price.

1.9    Dissenting Shares.

(a)    Generally.  Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with Pennsylvania Law, and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights (“Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.6, if applicable, but the holder thereof shall only be entitled to such rights as are granted by Pennsylvania Law.

(b)    Withdrawal or Loss of Right.  Notwithstanding the provisions of Section 1.9(a) above, if any holder of shares of Company Capital Stock who demands appraisal of such shares under Pennsylvania Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.6, without interest thereon, upon surrender to the Company of the certificate representing such shares in accordance with Section 1.10.

(c)    Notice.  The Company shall give Parent (i) prompt notice of its receipt of any written demands for appraisal of any shares of Company Capital Stock and withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to each such demand. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Company Capital Stock or offer to settle or settle any such demands.

1.10    Exchange Procedures.

(a)    Parent Common Stock.  On the Closing Date, Parent shall deposit with the Exchange Agent for exchange in accordance with Section 1.6, the Merger Consideration (including a sufficient number of shares of Parent Common Stock and cash) and a sufficient amount of cash to permit the payment of cash in lieu of fractional shares of Parent Common Stock pursuant to Section 1.8, to be paid in exchange for outstanding shares of Company Capital Stock as of the Effective Time.

(b)    Exchange Procedures.  As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the “Certificates”) and which shares were converted into the right to receive the Merger Consideration pursuant to Section 1.6, (i) a letter of transmittal in customary form (which letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions contained therein, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 1.8, and the Certificate so surrendered shall be canceled. Until surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the Merger Consideration and cash in lieu of fractional shares of Parent Common Stock. No interest will be paid or accrued on the Cash Payment or on any cash to be paid in lieu of fractional shares of Parent Common Stock. Notwithstanding anything to the contrary contained herein, Certificates surrendered for exchange by any Person constituting a Company Affiliate for purposes of Section 5.13 shall not be exchanged until Parent has received from such Person a Company Affiliate Agreement substantially in the form attached hereto as Exhibit D.

(c)    Transfers of Ownership.  If the Merger Consideration is to be issued pursuant to the Merger in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that (i) the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable and (ii) if requested by Parent, the Person surrendering such Certificate shall provide Parent with an opinion of counsel, acceptable to Parent, that such transfer does not violate state or federal securities Laws.

(d)    No Liability.  Notwithstanding anything to the contrary in this Section 1.10, neither the Exchange Agent, the Surviving Corporation, Parent, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.11    No Further Ownership Rights in Company Capital Stock; Withholding Rights.

(a)    The Merger Consideration issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Company of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

(b)    Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 1 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Capital Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

1.12    Lost, Stolen or Destroyed Certificates.  In the event any certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue the Merger Consideration and cash in lieu of fractional shares of Parent Common Stock in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to provide an indemnity or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.13    Tax Consequences.  It is intended by the parties that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, subject to certain exceptions and contingencies. The parties hereto hereby adopt this Agreement as the “plan of reorganization” within the meaning of Sections 354(a) and 361(a) of the Code and as described in Sections 1.368-2(a) and 1.368-3(a) of the Income Tax Regulations.

1.14    Purchases Prior to Closing.  At any time after the date of this Agreement and ending six (6) months prior to the Closing Date, Parent may, at its option and with sole responsibility therefor, offer to acquire shares of the Company Capital Stock owned by certain stockholders of the Company and to acquire Company Warrants in one or more private placement transactions in exchange for either cash, shares of Parent Common Stock (which shall be registered for resale in accordance with Section 5.1 if Parent purchases at least 2,500,000 shares of Company Capital Stock and Company Warrants (on an “as-if-converted” basis) pursuant to this Section 1.14) or a combination thereof; provided, however, that to the extent Parent purchases in excess of 250,000 shares of Company Capital Stock (on an “as-if-converted” basis), pursuant to this Section 1.14 from holders of Company Series A Preferred Stock, Parent shall be required to make an offer to purchase all shares of Company Capital Stock held by the holders of Company Series A Preferred Stock as of the date hereof (regardless of whether such shares of Company Series A Preferred Stock have been converted to Company Common Stock after the date hereof). To the extent applicable, Parent acknowledges the existence of that certain Amended and Restated Stockholders Agreement, dated September 29, 1999, as amended. Notwithstanding anything herein to the contrary, Parent shall have no obligation to effect any transaction pursuant to this Section 1.14. The Company shall make no recommendation for or against any such offer and all disclosure responsibilities with respect to the offer shall be with Parent.

1.15    Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, or to effect the assignment to the Surviving Corporation of any and all Company Intellectual Property created by a founder, employee or consultant of the Company, the officers and directors of the Surviving Corporation are fully authorized to take, and will take, all such lawful and necessary action.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to each of Parent and Merger Sub, subject to such exceptions as are specifically disclosed with respect to specific numbered and lettered sections and subsections of this Article 2 in the disclosure schedule and schedule of exceptions (the “Company Disclosure Schedule”) delivered herewith and dated as of the date hereof, and numbered with corresponding numbered and lettered sections and subsections, as of date of this Agreement as follows:

2.1    Organization and Qualification.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania, and has full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use, license and lease its Assets and Properties. The Company is duly qualified, licensed or admitted to transact business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Material Adverse Effect on the Business or Condition of the Company. Section 2.1(a) of the Company Disclosure Schedule sets forth each jurisdiction where the Company is so qualified, licensed or admitted to transact business.

(b)    Section 2.1(b) of the Company Disclosure Schedule sets forth a list as of the date hereof of all of the Company’s Subsidiaries, together with their jurisdiction of organization or incorporation. Each Subsidiary is duly qualified, licensed or admitted to transact business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Material Adverse Effect on the Business or Condition of the Company. The Company has provided to Parent complete and correct copies of the articles of incorporation, bylaws or other governing or organizational documents of each of its Subsidiaries, in each case as amended and in full force and effect as of the date of this Agreement, and neither the Company nor any such Subsidiary is in violation of any provision thereof. Except as set forth in Section 2.1(b) of the Company Disclosure Schedule, the Company does not hold any equity, membership, partnership, joint venture or other ownership in any Person.

(c)    The Company owns, directly or indirectly, beneficially and of record 100% of the issued and outstanding capital stock of each of the Company’s Subsidiaries. No equity securities of any Subsidiary of the Company are or may become required to be issued (other than to the Company) by reason of any rights, Contracts or arrangements, and there are no Contracts, commitments, understandings or arrangements by which any of such Subsidiaries is bound to sell or otherwise transfer any share of capital stock of any such Subsidiary (other than to the Company). All of the issued and outstanding shares of capital stock of each of the Subsidiaries of the Company are fully paid and nonassessable and are owned by the Company free and clear of any Liens and are not subject to, and were not issued in violation of, any preemptive rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary.

2.2    Authority Relative to this Agreement.  The Company has full corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby (the “Ancillary Agreements”) to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company’s Board of Directors has approved this Agreement and declared its advisability. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party, and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action by the Board of Directors of the Company, and, except for approval of this Agreement and the Merger by the stockholders of the Company, no other corporate action on the part of the Company is necessary. This Agreement and the Ancillary Agreements to which the Company is a party have been or will be, as applicable, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof (and, in the case of the Ancillary Agreements to which Parent is a party, thereof) by Parent and/or the other parties thereto, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms.

2.3    Capital Stock.

(a)    The authorized capital stock of the Company consists of 90,000,000 shares of Company Common Stock, of which only 15,367,179 shares of Company Common Stock are issued and outstanding as of the date hereof, and 37,500,000 shares of Preferred Stock, $0.001 par value per share (the “Company Preferred Stock”). The designation and status of the

Company Preferred Stock is as follows: (i) 7,033,500 shares are designated as Series A Preferred Stock (the “Company Series A Preferred Stock”), of which only 6,973,500 shares are issued and outstanding as of the date hereof, (ii) 3,000,000 shares are designated as Series B Preferred Stock (the “Company Series B Preferred Stock”), all of which are issued and outstanding as of the date hereof, and (iii) 19,669,500 shares are designated as Series C Preferred Stock (the “Company Series C Preferred Stock”), of which only 9,663,717 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock are validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable federal and state securities Laws. Except as set forth in Section 2.3(a) of the Company Disclosure Schedule, no shares of Company Common Stock or Company Preferred Stock are held in treasury or are authorized or reserved for issuance.

(b)    Section 2.3(b) of the Company Disclosure Schedule lists the name, address and state of residence of each holder of Company Capital Stock (as provided by such holder to the Company), and the number of shares of Company Capital Stock held by such holder. There are no other shares of Company Capital Stock outstanding.

(c)    With respect to any Company Capital Stock that has been issued and is currently outstanding or any Equity Equivalents that are subject to a repurchase option on the part of the Company, Section 2.3(c) of the Company Disclosure Schedule sets forth the holder thereof, the number and type of securities covered thereby, and the vesting schedule thereof (including a specific description of the circumstances under which such vesting schedule for each such security can or will be accelerated).

(d)    With respect to each Company Option, Company Warrant, or agreements, arrangements or understandings (written or oral) to issue any Options or any other equity securities with respect to the Company or any of its Subsidiaries, Section 2.3(d) of the Company Disclosure Schedule sets forth the holder thereof and the number and type of securities issuable thereunder. Except as set forth in Section 2.3(d) of the Company Disclosure Schedule, there are no outstanding Company Options, Company Warrants, or agreements, arrangements or understandings (written or oral) to issue any Company Options or Company Warrants with respect to the Company or any of its Subsidiaries. All of the Company Options and Company Warrants were issued in compliance with all applicable federal and state securities Laws.

(e)    Except as set forth in Section 2.3(e) of the Company Disclosure Schedule, there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Company Capital Stock created by statute, the certificate of incorporation or bylaws of the Company, or any agreement or other arrangement (written or oral) or to which it is bound and there are no agreements, arrangements or understandings (written or oral) pursuant to which Liability may be satisfied by issuing Company Common Stock, the capital stock of any Subsidiary of the Company or Equity Equivalents.

(f)    True and complete copies of all agreements and instruments relating to or issued under the Company Stock Plan for Company Options outstanding have been provided to Parent and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Parent, except as contemplated pursuant to this Agreement.

(g)    Except for the Voting and Lock-Up Agreements and as set forth in Section 2.3(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party or subject to any agreement or understanding, and, to the Company’s knowledge, there is no agreement, arrangement or understanding between or among any Persons which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of shares with respect to the Company Capital Stock or the capital stock of any Subsidiary of the Company, including any voting trust agreement or proxy.

(h)    Except as set forth in Section 2.3(h) of the Company Disclosure Schedule, the Company is not a party to any agreements or understandings (written or oral) requiring the Company to register any Company Capital Stock pursuant to the federal securities Laws.

(i)    No debt securities of the Company or its Subsidiaries are issued and outstanding except for (i) debt securities issued to Parent and (ii) those debt securities set forth in Section 2.3(i) of the Company Disclosure Schedule.

2.4    No Conflicts.  The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party does not, and the performance by the Company of its obligations under this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a)    conflict with or violate any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of the Company or the organizational or governing documents of any of its Subsidiaries;

(b)    conflict with or violate any Law or Order applicable to the Company, its Subsidiaries or any of their Assets and Properties, except to the extent such conflict or violation would not have, individually or in the aggregate, a Material Adverse Effect on the Business or Condition of the Company; or

(c)    (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Company or any of its Subsidiaries to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of (except for (A) the filing of the Certificate of Merger and the Articles of Merger; (B) such consents approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state or federal securities Laws; and (C) such filings as may be required under the HSR Act, if any), (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Company, its Subsidiaries or any of their Assets and Properties under, or (vii) result in the loss of any benefit under any of the terms, conditions or provisions of any License or Contract to which the

Company or any of its Subsidiaries is a party or by which any of the Assets and Properties of the Company or its Subsidiaries is bound, except, in the case of (i), (ii), (iii), (iv) and (viii) above, to the extent it would not have, individually or in the aggregate, a Material Adverse Effect on the Business or Condition of the Company.

2.5    Books and Records; Organizational Documents.  The minute books and stock record books and other similar records of the Company and its Subsidiaries have been provided or made available to Parent or its counsel prior to the execution of this Agreement, are complete and correct in all material respects and have been maintained in accordance with sound business practices. Such minute books contain a true and complete record, in all material respects, of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, stockholders and committees of the Board of Directors of the Company and its Subsidiaries through the date hereof. The Company is not in violation of any provisions of its Articles of Incorporation or Bylaws.

2.6    Company Financial Statements.

(a)    Section 2.6(a) of the Company Disclosure Schedule sets forth the Company Financials.  The Company Financials are correct and complete in all material respects and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except in the case of any unaudited financial statements included in the Company Financial Statements, subject to normal year-end adjustments, and except as set forth in Section 2.6(a) of the Company Disclosure Schedule). The Company Financials present fairly and accurately the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of footnotes.

(b)    Since June 30, 2001, and except as set forth in Section 2.6(a) of the Company Disclosure Schedule, there has been no change in any material accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise) of the Company and its Subsidiaries.

2.7    Absence of Changes.  Since February 28, 2002, there has not been any Material Adverse Effect upon the Business or Condition of the Company or any occurrence or event which, individually or in the aggregate, could be reasonably expected to have any Material Adverse Effect upon the Business or Condition of the Company. Without limiting the generality of the foregoing, except as expressly contemplated or permitted by this Agreement and except as disclosed in Section 2.7 of the Company Disclosure Schedule:

(a)    Since February 28, 2002, neither the Company nor any of its Subsidiaries has entered into any Contract, commitment or transaction or incurred any Liabilities outside of the ordinary course of business consistent with past practice;

(b)    Since February 28, 2002, neither the Company nor any of its Subsidiaries has entered into any strategic alliance, joint development or joint marketing Contract outside the ordinary course of Company’s business and consistent with past practice;

(c)    Since February 28, 2002, there has not been any material amendment or other material modification (or agreement to do so) or violation of the terms of, any of the Material Contracts outside the ordinary course of Company’s business and consistent with past practice;

(d)    Since June 30, 2001, neither the Company nor any of its Subsidiaries has declared or set aside or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of its capital stock or Equity Equivalents (except as specifically required by the Articles of Incorporation), or effected or approved any split, combination or reclassification of its capital stock or Equity Equivalents or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or Equity Equivalents, or repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of its capital stock or Equity Equivalents;

(e)    Since June 30, 2001, except for (i) the issuance of shares of Company Capital Stock upon exercise or conversion of then-outstanding Company Options, Company Warrants or Company Preferred Stock listed in Section 2.3(b) of the Company Disclosure Schedule, or (ii) the issuance of options available for grant under the Company’s existing Company Stock Plan in the ordinary course of business to employees hired after June 30, 2001 on terms and in amounts consistent with past practice, neither the Company nor any of its Subsidiaries has issued, granted, delivered, sold or authorized or proposed to issue, grant, deliver or sell, or purchased or proposed to purchase, any shares of its capital stock;

(f)    Since February 28, 2002, there has not been any transfer by the Company (by way of a License or otherwise) to any Person of rights to any Company Intellectual Property other than in the ordinary course of business consistent with past practice;

(g)    Since February 28, 2002, the Company (including its Subsidiaries) has not made or agreed to make any capital expenditures or commitments for additions to property, plant or equipment constituting capital assets individually in an amount exceeding $25,000 or in the aggregate in an amount exceeding $300,000;

(h)    Except as set forth in Section 2.7(h) of the Company Disclosure Schedule, since June 30, 2001, neither the Company nor any of its Subsidiaries has made or agreed to make any write-off or write-down any determination to write-off or write-down, or revalue, any of the Assets and Properties of the Company or its Subsidiaries (other than accounts receivables written-down in the ordinary course of business consistent with past practice), or has changed any reserves or liabilities associated therewith except in the ordinary course of business consistent with past practice, in each case, individually or in the aggregate in an amount exceeding $100,000 (and except for reserves for assets impaired or liabilities incurred that are set forth in the Company Financials at or prior to June 30, 2001, and taken in subsequent periods);

(i)    Except as set forth in Section 2.7(i) of the Company Disclosure Schedule, since February 28, 2002, neither the Company nor any of its Subsidiaries has failed to pay or otherwise satisfy any Liabilities presently due and payable by it, except such Liabilities that are due and payable to Parent or which are being contested in good faith by appropriate means or procedures and which, individually or in the aggregate, are immaterial in amount;

(j)    Except as set forth in Section 2.7(j) of the Company Disclosure Schedule, since November 30, 2001, neither the Company nor any of its Subsidiaries has granted any severance or termination pay to any director, officer, employee or consultant, has modified any compensation arrangements or granted or approved any increase in salary, rate of commissions, rate of consulting fees or any other compensation of any current or former officer, director, stockholder, employee or independent contractor of, or advisor or consultant to, the Company or its Subsidiaries, other than in the ordinary course of business and consistent with past practices, or has paid or agreed or made any commitment to pay any discretionary or stay bonus;

(k)    Except as set forth in Section 2.7(k) of the Company Disclosure Schedule, since June 30, 2001, neither the Company nor any of its Subsidiaries has made or changed any election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Taxing Authority or otherwise;

(l)    Since February 28, 2002, there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company and its Subsidiaries individually or in the aggregate in an amount exceeding $50,000; and

(m)    Neither the Company nor any of its Subsidiaries has entered into or approved any Contract, arrangement or understanding or acquiesced in respect of any arrangement or understanding, to do, engage in or cause or having the effect of any of the foregoing, including with respect to any Business Combination not otherwise restricted by the foregoing paragraphs.

2.8    No Undisclosed Liabilities.  Except as reflected or reserved against in the Company Financials (including the notes thereto), there are no Liabilities of, relating to or affecting the Company, its Subsidiaries or any of their Assets and Properties, other than Liabilities incurred in the ordinary course of business consistent with past practice since February 28, 2002, other than Liabilities that are not, individually or in the aggregate, material to the Business or Condition of the Company.

2.9    Taxes.

(a)    The Company and its Subsidiaries have filed all Tax Returns that were required to be filed under all applicable Laws or regulations or properly sought extensions therefrom. All such Tax Returns were correct and complete in all material respects and have been prepared in compliance with all applicable Laws and regulations. All Taxes due and owed by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid, except to the extent the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect on the Business or Condition of the Company. All Tax Returns that are currently under extension are set forth in Section 2.9(a) of the Company Disclosure Schedule.

(b)    Except as set forth in Section 2.9(b) of the Company Disclosure Schedule, there are no disputes or claims concerning any Tax liability of the Company or its Subsidiaries either:

(A) claimed or raised by any Taxing Authority in writing or (B) as to which any of the stockholders or the directors and officers of the Company or its Subsidiaries has knowledge based upon contact with any agent of any Taxing Authority. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are, to the Company’s knowledge, pending or are being conducted with respect to the Company or its Subsidiaries.

(c)    The Company and its Subsidiaries have withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)    Section 2.9(d) of the Company Disclosure Schedule lists all federal, state, local and foreign jurisdictions in which Tax Returns were filed by the Company and its Subsidiaries for taxable periods ended on or after June 30, 1998. No Tax Returns for taxable periods ended on or after June 30, 1998, have been audited. The Company has delivered or otherwise made available to Parent the correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company or their Subsidiaries since June 30, 1998. To the Company’s knowledge, there is no Tax audit pending as of the date of this Agreement.

(e)    Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a pending Tax assessment or deficiency.

(f)    Neither the Company nor any of its Subsidiaries has filed a consent under Code §341(f) concerning collapsible corporations.

(g)    Except as set forth in Section 2.9(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has made any material payments, are obligated to make any material payments, or are parties to any agreement that under certain circumstances could obligate them to make any material payments that will not be deductible under Code §280G.

(h)    Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(i)    Neither the Company nor any of its Subsidiaries is a party to any tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries (A) have been members of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (B) have any liability for the Taxes of any Person (other than Company or its Subsidiaries) under U.S. Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor or by Contract.

(j)    The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of February 28, 2002, exceed the reserve for Tax liability (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the February 28, 2002, balance sheet and (B) will not exceed that reserve as adjusted for operations and transactions through the date of this Agreement in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(k)    Section 2.9(k) of the Company Disclosure Schedule sets forth the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or Subsidiary.

(l)    To the Company’s knowledge, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date of this Agreement as a result of any (A) change in method of accounting for a taxable period ending on or prior to the date of this Agreement under Code §481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law); (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the date of this Agreement; (C) intercompany items or any excess loss account described in U.S. Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (D) installment sale or open transaction disposition made on or prior to the date of this Agreement; or (E) prepaid amount received on or prior to the date of this Agreement.

(m)    There are no Liens for Taxes or any related encumbrances upon the assets of the Company or any of its Subsidiaries, except Liens and encumbrances for Taxes not yet due.

2.10    Legal Proceedings.

(a)    There are no Actions or Proceedings pending or, to the knowledge of the Company, threatened against the Company, its Subsidiaries or any of their Assets and Properties. No notice has been received and the Company does not otherwise have knowledge of any Orders outstanding against the Company or any of its Subsidiaries.

(b)    Section 2.10(b) of the Company Disclosure Schedule sets forth all Actions or Proceedings pending as of the date hereof against or, to the knowledge of the Company, threatened against, the Company, its Subsidiaries or any of their Assets and Properties.

2.11    Compliance with Laws and Orders; Permits.

(a)    Neither the Company, nor its Subsidiaries, nor any of their directors, officers, Affiliates, agents or employees has violated since June 30, 1999, or is currently in default or violation under, any Law or Order applicable to the Company, any of its Subsidiaries or any of their Assets and Properties, and the Company is not aware of any claim of violation, or of any actual violation, of any such Laws and Orders, except, in each such case, as such default or violation would not have, individually or in the aggregate, a Material Adverse Effect on the Business or Condition of the Company.

(b)    The Company and each of its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental or Regulatory Authorities which are material or necessary to the operation of the business of the Company and its Subsidiaries

(collectively, the “Company Permits”). The Company and its Subsidiaries are in compliance with the terms of all Company Permits, except as such non-compliance would not have, individually or in the aggregate, a Material Adverse Effect on the Business or the Condition of the Company.

2.12    Employee Benefit Plans and Employee Matters.

(a)    Section 2.12(a) of the Company Disclosure Schedule lists every pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan; any medical, vision, dental or other health plan; any life insurance plan or any other employee benefit plan or fringe benefit plan; any payroll practice, other written or unwritten employee program, arrangement, agreement or understanding; commitments or methods of contribution or compensation (whether arrived at through collective bargaining or otherwise), whether formal or informal, and whether funded or unfunded; including, without limitation, any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA; and including plans otherwise exempt from ERISA under Section 4(b)(4) thereof because they are maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens; that is currently maintained, sponsored in whole or in part, or contributed to by or was adopted during the past six years by the Company or any ERISA Affiliate of the Company or under (or in connection with) which the Company or an ERISA Affiliate of the Company has any contingent or noncontingent liability of any kind, whether or not probable of assertion (collectively, the “Benefit Plans”). Any of the Benefit Plans that is an “employee pension benefit plan” as that term is defined in Section 3(1) of ERISA, is referred to herein as an “ERISA Plan.” No Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

(b)    Section 2.12(b) of the Company Disclosure Schedule lists, with respect to all Benefit Plans listed in Section 2.12(a) of the Company Disclosure Schedule: (a) all trust agreements or other funding arrangements, including insurance contracts, all annuity contracts, actuarial statements or valuations, fidelity bonds, fiduciary liability policies, investment manager or advisory contracts, and all amendments (if any) thereto; (b) where applicable, with respect to any such plans or plan amendments, the most recent determination letters issued by the IRS; and (c) the most recent summary plan descriptions, any material modifications thereto, and all material employee communications with respect to such Benefit Plans. Contemporaneous with the delivery of the Company Disclosure Schedule, the Company has delivered a true and complete copy of each such Benefit Plan, agreement, most recent IRS letter or ruling, opinion, return, financial statement and summary plan description described in Section 2.12(a) or Section 2.12(b) hereof, certified as such by the chief financial officer of the Company, together with the annual report (Form 5500 Series) for the two most recent plan years for any Benefit Plan subject to such reporting requirements.

(c)    All the Benefit Plans and any related trusts subject to ERISA comply in all material respects with and have been administered in substantial compliance with the provisions of ERISA, all applicable provisions of the Code, and all applicable federal or state Laws and all other applicable Laws, rules and regulations, and the Company has not received any notice from any governmental agency or instrumentality questioning or challenging such compliance. Any noncompliance or failure properly to maintain, operate or administer a Benefit Plan or related trust has not rendered nor will render (i) such Benefit Plan or related trust of the Company subject to or liable for any material taxes, penalties or Liabilities to any Person; (ii) such Benefit Plan subject to disqualification; or (iii) the related trust subject to loss of tax-exempt status.

(d)    Neither the Company, nor, to the best knowledge and belief of the Company, any administrator or fiduciary of any such Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner that could subject the Company to any direct or indirect liability (by indemnity or otherwise) for a breach of any fiduciary, co-fiduciary or other duty under ERISA. Except as set forth in Section 2.12(d) of the Company Disclosure Schedule, no material oral or written representation or communication with respect to any aspect of the Benefit Plans has been or will be made to employees of the Company prior to the Closing Date that is not in accordance with the written or otherwise preexisting terms and provisions of such Benefit Plans in effect immediately prior to the Closing Date, except for any amendments or terminations required by the terms of this Agreement or by applicable Law. There are no claims or disputes under the terms of, or in connection with, the Benefit Plans (other than routine claims for benefits).

(e)    All annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports and summary plan descriptions issued with respect to the Benefit Plans are correct and accurate in all material respects as of the dates thereof; and there have been no amendments filed to any of such reports, returns, statements, valuations or descriptions or required to make the information therein true and accurate. All annual reports (Form 5500 series) required to be filed with respect to any Benefit Plan have been or will be timely filed.

(f)    No non-exempt “prohibited transaction” (within the meaning of Section 4975(c) of the Code) involving any Benefit Plan has occurred. None of the assets of any ERISA Plan is an “employer security” (within the meaning of Section 407(d)(1) of ERISA) or “employer real property” (within the meaning of Section 407(d)(2) of ERISA).

(g)    Each Benefit Plan that is or has been an “employee pension benefit plan” as defined in Section 3(2) of ERISA is a defined contribution plan qualified under Section 401(a) of the Code and its related trust is exempt from tax under Section 501(a) of the Code (a “Qualified Plan”) and no circumstances exist that could reasonably be expected to result in disqualification of any Qualified Plan or loss of tax-exempt status for its related trust. No Qualified Plan (nor any predecessor to a Qualified Plan) has ever been subject to the provisions of Title IV of ERISA or to the minimum funding standards of Section 412 of the Code.

(h)    The Company has no current or future liability with respect to any events or matters occurring, arising or accruing on or prior to such date under any Benefit Plan that is not reflected in the Company Financials.

(i)    The Company does not maintain any Benefit Plan providing deferred or stock based compensation that is not reflected in the Company Financials.

(j)    Neither the Company nor any ERISA Affiliate of the Company has maintained, and neither now maintains, a Benefit Plan providing welfare benefits (as defined in ERISA

Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA and Code Section 4980B.

(k)    Except as set forth in Section 2.12(k) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee (or any spouse, dependent or other family member of such employee) of the Company to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of the Company or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee (or any spouse, dependent or other family member of such employee).

(l)    Section 2.12(l) of the Company Disclosure Schedule sets forth a complete list of all agreements, Contracts or commitments of the Company (description to include title of agreement or indicate if letter agreement, together with employee’s name and date of agreement) in favor of any of the persons subject to covenants-not-to-compete as of the date of this Agreement that provide for continuation of salary or any severance benefit payable on or after termination of employment in respect of any of the officers of the Company, including without limitation those persons subject to covenants-not-to-compete as of the date of this Agreement.

(m)    The list of welfare plans in Section 2.12(a) of the Company Disclosure Schedule discloses whether each welfare plan is (i) unfunded, (ii) funded through a “welfare benefit fund”, as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured. Each such welfare plan may be amended or terminated without liability to the Parent, Merger Sub or Company at any time after the date of this Agreement, except as may arise under Section 4980(B) of the Code. The Company and its ERISA Affiliates have complied and complies in all material respects with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a group health plan, as such term is defined in Section 4000(b)(1) of the Code.

(n)    There are no corrections of any Benefit Plan pending under the Employee Plan Compliance Reconciliation System (as set forth in Internal Revenue Service Revenue Procedure 2001-17) (“EPCRS”). The Company has provided Parent with copies of all compliance agreements, memoranda, and such other documents produced under EPCRS with respect to a Benefit Plan.

(o)    The Company has provided Parent with employment information and records as described in the Human Resources Agreement, and such information and records are complete and accurate.

(p)    All Benefit Plans maintained outside of the United States for the benefit of Company employees are in material compliance with all applicable Laws of the relevant jurisdiction in which such Benefit Plans are maintained. Section 2.12(p) of the Company Disclosure Schedule sets forth a complete list of the Benefit Plans maintained by the Company for its employees based primarily in countries and territories other than the United States.

2.13    Real Property.

(a)    Section 2.13(a) of the Company Disclosure Schedule contains a true and correct list of (i) each parcel of real property leased, utilized and/or operated by the Company or any of its Subsidiaries (as lessor or lessee or otherwise) (the “Leased Real Property”) and (ii) all Liens against the Company or any of its Subsidiaries relating to or affecting any parcel of Leased Real Property. Neither the Company nor any of its Subsidiaries owns any real property other than leasehold improvements, if any, on the Leased Real Property.

(b)    Subject to the terms of its respective leases, the Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment of each of the Leased Real Properties for the full term of the leases relating thereto. Each lease referred to in clause (i) of Section 2.13(a) above is a legal, valid and binding agreement, enforceable against the Company in accordance with its terms and, to the Company’s knowledge, against each other Person that is a party thereto, and there is no, and neither the Company nor any of its Subsidiaries has received notice of any, current default (or any condition or event which, after notice or lapse of time or both, would constitute a material default) thereunder. Neither the Company nor any of its Subsidiaries owes any brokerage commissions or finders fees with respect to any such Leased Real Property.

(c)    All improvements on the Leased Real Property (i) comply with and are operated in all material respects in accordance with applicable Laws (including Environmental Laws) and all applicable Liens, Approvals, Contracts, covenants and restrictions and (ii) are in all material respects in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and such improvements are in all material respects adequate and suitable for the purposes for which they are presently being used and there are no condemnation or appropriation proceedings pending or, to the knowledge of the Company, threatened against any of such real property or the improvements thereon.

2.14    Tangible Personal Property.  The Company (or its Subsidiaries) is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in the conduct of its business, including all tangible personal property reflected on the Company Financials and tangible personal property acquired since February 28, 2002. All such tangible personal property (including plant, property and equipment) is free and clear of all Liens and is adequate and suitable in all material respects for the conduct by the Company of its business as presently conducted, and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

2.15    Intellectual Property.

(a)    Section 2.15(a) of the Company Disclosure Schedule lists all Company Registered Intellectual Property. Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and Taxes in connection with such Registered Intellectual Property due and payable on or before the date hereof have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property which are due on or before the date hereof have been filed with the relevant patent, copyright, trademark or other federal authorities in the United States or foreign jurisdictions where the Company has filed documents for such purpose, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. To the extent required to protect its ownership rights in and to such Registered Intellectual Property in accordance with applicable Laws, the Company or its Subsidiary has recorded each such assignment of Registered Intellectual Property with the relevant Governmental or Regulatory Authority, including the PTO, the U.S. Copyright Office, or their respective equivalents in any foreign jurisdiction where the Company or any of its Subsidiaries has filed documents for such purpose, as the case may be, except where the failure to so file would not reasonably be expected to have a Material Adverse Effect on the Business or Condition of the Company. To the Company’s knowledge, there are no facts or circumstances that would render any Company Registered Intellectual Property invalid or unenforceable. To the Company’s knowledge, neither the Company nor any of its Subsidiaries has misrepresented, or failed to disclose, and is aware of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a material misrepresentation with respect to such application or that would otherwise adversely effect the validity or enforceability of any Company Registered Intellectual Property in any material respect.

(b)    The Company Intellectual Property constitutes all the Intellectual Property used in or necessary to the conduct of the Company’s business as it is currently conducted and, to the Company’s knowledge with respect to T-Rex One, as is currently contemplated to be conducted in the Operating Plan (but including the provision for additional third party software licenses as set forth in Section 2.15(b) of the Company Disclosure Schedule). The Company and its Subsidiaries have all requisite right, title and interest in or valid and enforceable rights under Contracts or Licenses to use all Company Intellectual Property necessary to the conduct of its business as currently conducted. Each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.15(a) of the Company Disclosure Schedule, is owned exclusively by the Company (or its Subsidiaries) and is free and clear of any Liens (in each case, excluding Intellectual Property licensed to the Company under any License disclosed under Section 2.15(e) of the Company Disclosure Schedule and excluding standard Licenses for available software or off-the-shelf, shrink-wrap, or browse wrap software or “open source” code that is commercially available to any single Person for a license fee of no more than $5,000).

(c)    The Company and its Subsidiaries have taken reasonable steps to protect and preserve its ownership of Company Intellectual Property and to protect its rights in confidential information and trade secrets which are material to the conduct of the Company’s business. To the extent that any Company Intellectual Property has been developed or created by any Person other than the Company, or to the extent that any Company Intellectual Property has been developed or created by consultants and employees of the Company or its Subsidiaries, which in either case is material to the conduct of the Company’s business, the Company has a written agreement with such Person with respect thereto and the Company has either (i) obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights or (ii) has obtained a License under or to such Intellectual Property as disclosed under Section 2.15(e) of the Company Disclosure Schedule.

(d)    Neither the Company nor any of its Subsidiaries has transferred ownership of any Intellectual Property that is Company Intellectual Property and is material to the conduct of the Company’s business, to any other Person.

(e)    Section 2.15(e) of the Company Disclosure Schedule lists (i) all inbound Licenses of Intellectual Property or software licensed to the Company or any of its Subsidiaries from a third party (other than standard Licenses for available software or off-the-shelf, shrink-wrap, or browse wrap software or “open source” code that is commercially available to any single Person for a license fee of no more than $5,000), and (ii) all outbound Licenses of Intellectual Property or software licensed from the Company or any of its Subsidiaries to a third party that grants licenses to Intellectual Property (other than Licenses to pharmacies in the ordinary course of business consistent with past practice). Neither the Company nor any of its Subsidiaries is in breach of, nor has it failed to perform under any of the Contracts and Licenses to which either the Company or any of its Subsidiaries is a party and, to the Company’s knowledge, no other party to such Contracts and Licenses is in breach of or has failed to perform thereunder, except, in each such case, to the extent it would not have, individually or in the aggregate, a Material Adverse Effect on the Business or Condition of the Company.

(f)    The operation of the business of the Company as currently conducted does not infringe or misappropriate the Intellectual Property of any Person, and neither the Company nor any of its Subsidiaries has received notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company or its Subsidiaries infringes or misappropriates the Intellectual Property of any Person, nor is the Company aware of any basis for any such claim. To the knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property owned by the Company or any of its Subsidiaries.

(g)    There are no Contracts or Licenses between the Company (or any of its Subsidiaries) and any other Person with respect to Company Intellectual Property under which there is any material dispute (or, to the Company’s knowledge, facts that may reasonably lead to a dispute) including any material dispute or facts that may reasonably lead to a material dispute regarding the scope of the Intellectual Property Rights granted in such Contract or License, or performance under such Contract or License, including with respect to any payments to be made or received by the Company or its Subsidiaries thereunder.

(h)    No Company Intellectual Property owned by the Company, or any product, technology or service of the Company or any of its Subsidiaries, or to the Company’s knowledge, any other Company Intellectual Property, is subject to any Order, Action or Proceeding or “march in” rights that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any Company Intellectual Property by the Company or any of its Subsidiaries or that may affect the validity, use or enforceability of such Company Intellectual Property, except to the extent it would not have, individually or in the aggregate, a Material Adverse Effect on the Business or Condition of the Company.

(i)    Neither this Agreement nor any transaction contemplated by this Agreement will result in the loss of any ownership or License rights of the Company or any of its Subsidiaries prior to the Closing Date, or the Surviving Corporation from and after the Closing Date (except as set forth in Section 2.15(i) of the Company Disclosure Schedule), in any of the Company Intellectual Property or require or obligate Parent or the Surviving Corporation (i) to grant to any third party any rights or licenses with respect to any Company Intellectual Property; or (ii) to pay any royalties or other amounts. Except as set forth in Section 2.15(i) of the Company Disclosure Schedule, neither this Agreement nor any transaction contemplated by this Agreement will give to any third party the lawful right to terminate, in whole or in part, any Contracts or Licenses to which the Company or any of its Subsidiaries is a party with respect to any Intellectual Property, except to the extent it would not have, individually or in the aggregate, a Material Adverse Effect on the Business or Condition of the Company.

(j)    Except as set forth in Section 2.15(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has delivered or permitted to be delivered to any Person any source code of the Company Intellectual Property, and no Person has any rights with respect to, the source code, or any portion or aspect of the source code of an Company Intellectual Property.

2.16    Contracts.

(a)    Section 2.16(a) of the Company Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies of which or, if none, reasonably complete and accurate written descriptions thereof, together with all amendments and supplements thereto and all waivers of any terms thereof, have been provided to Parent prior to the execution of this Agreement), to which the Company or any of its Subsidiaries is a party or by which any of their Assets and Properties is bound (such Contracts or other arrangements being referred to herein as the “Material Contracts”):

(i)         (A) all Contracts (excluding Benefit Plans) providing for a commitment of employment or consultant services for a specified or unspecified term; (B) any written or unwritten representations, commitments, promises, communications or courses of conduct involving an obligation of the Company or any of its Subsidiaries to make payments (with or without notice, passage of time or both) to any Person in connection with, or as a consequence of, the transactions contemplated hereby; and (C) all severance agreements or change of control arrangements;

(ii)        all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Company or any of its Subsidiaries to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with the Company or any of its Subsidiaries;

(iii)      all partnership, joint venture, stockholders’ or other similar Contracts with any Person;

(iv)       all Contracts relating to Indebtedness in an amount of $100,000 or more of the Company on a consolidated basis;

(v)       any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any guarantees, currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP which in each case exceeds $100,000;

(vi)       all Contracts relating to (A) the future disposition or acquisition of any Assets and Properties with an aggregate value of $100,000 or more, and (B) any Business Combination;

(vii)      all Contracts that (A) limit or contain restrictions on the ability of the Company or any of its Subsidiaries to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any Assets and Properties exceeding $25,000, to change the lines of business in which it participates or engages, (B) require the Company or any of its Subsidiaries to maintain specified financial ratios or levels of net worth or other indicia of financial condition, or (C) require the Company or any of its Subsidiaries to maintain insurance in certain amounts or with certain coverages;

(viii)     all powers of attorney and comparable delegations of authority; and

(ix)       all other Contracts not otherwise required to be disclosed above in Section 2.16(a) of the Disclosure Schedule which are material to the Business or Condition of the Company as currently conducted.

(b)    Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable against the Company in accordance with its terms, and to the knowledge of the Company, each other party thereto, and, to the knowledge of the Company, no party to such Material Contract is, nor has received notice that it is currently in violation or breach of or default under any such Material Contract, except to the extent it would not have, individually or in the aggregate, a Material Adverse Effect on the Business or Condition of the Company (or with notice or lapse of time or both, would be in violation or breach of or default under any such Material Contract, except to the extent it would not have, individually or in the aggregate, a Material Adverse Effect on the Business or Condition of the Company).

2.17    Insurance.

(a)    Section 2.17(a) of the Company Disclosure Schedule contains a true and complete list (including the names and addresses of the insurers and the expiration dates thereof) of all liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies currently in effect that insure any of the business, operations or employees of the Company or any of its Subsidiaries and that (i) have been issued to the Company or any of its Subsidiaries or (ii) to the knowledge of the Company, have been issued to any Person (other than the Company) for the benefit of the Company or any of its Subsidiaries. The insurance coverage provided by the policies set forth in Section 2.17(a) of the Company Disclosure Schedule will not terminate or lapse by reason of any of the transactions contemplated by this Agreement. Each policy listed in Section 2.17(a) of the Company Disclosure Schedule is valid and binding and in full force and effect, all premiums due thereunder have been paid when due and neither the Company or, to the Company’s knowledge, the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder, and the Company has no knowledge of any reason or state of facts that could reasonably be expected to lead to the cancellation of such policies or of any threatened termination of, or material premium increase with respect to, any of such policies. The insurance policies listed in Section 2.17(a) of the Company Disclosure Schedule, are in amounts and have coverages as required by any Contract to which the Company or any of its Subsidiaries is a party or by which any of their Assets and Properties is bound.

(b)    Section 2.17(b) of the Company Disclosure Schedule contains a list of all claims over $25,000 made under any insurance policies covering the Company or any of its Subsidiaries in the last two (2) years. The Company has not received notice that any insurer under any policy listed (or required to be listed) in Section 2.17(a) of the Company Disclosure Schedule is denying, disputing or questioning liability with respect to a claim thereunder or defending under a reservation of rights clause.

2.18 Affiliate Transactions.

(a)    Except as set forth in Section 2.18(a) of the Company Disclosure Schedule, and except for transactions with Parent, (i) there are no Contracts or Liabilities between the Company (or any of its Subsidiaries), on the one hand, and any current or former officer, director, material stockholder (which for purposes of this Section 2.18 shall mean holding greater than 0.5% of the outstanding shares of Company Capital Stock on an “as-if-converted” basis), or Affiliate of the Company (or any of its Subsidiaries), on the other hand, (ii) neither the Company nor any of its Subsidiaries provides or causes to be provided any assets, services or facilities to any such current or former officer, director, material stockholder or Affiliate, (iii) no current or former officer, director, material stockholder or Affiliate provides or causes to be provided any assets, services or facilities to the Company and (iv) neither the Company nor any of its Subsidiaries beneficially owns, directly or indirectly, any Investment Assets of any such current or former officer, director, material stockholder or Affiliate.

(b)    Each of the Contracts and Liabilities listed in Section 2.18(a) of the Company Disclosure Schedule were entered into or incurred, as the case may be, on terms no less favorable to the Company (in the reasonable judgment of the Company) than if such Contract or Liability was entered into or incurred on an arm’s length basis on competitive terms. Any Contract to which the Company or any of its Subsidiaries is a party and in which any director of the Company has a financial interest in such Contract was approved in accordance with Pennsylvania Law.

2.19    Employees; Labor Relations.

(a)    Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement and there is no unfair labor practice or labor arbitration proceedings pending, or, to the knowledge of the Company, threatened. To the knowledge of the Company, there are no organizational efforts presently underway or threatened involving any employees of the Company or any of its Subsidiaries. Since June 30, 1999, there has been no work stoppage, strike or other concerted action by employees of the Company or any of its Subsidiaries.

(b)    Except as set forth in Section 2.19(b) of the Company Disclosure Schedule, each Person who is an employee of the Company or any of its Subsidiaries is employed at will. To the Company’s knowledge, each Person who is an independent contractor of the Company or any of its Subsidiaries is properly classified as an independent contractor for purposes of all employment related Laws and all Laws concerning the status of independent contractors. Except as set forth in Section 2.19(b) of the Company Disclosure Schedule, the completion of the transactions contemplated by this Agreement will not result in any payment or increased payment becoming due to any current or former officer, director, or employee of, or consultant to, the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any agreement for the provision of labor from any outside agency outside the ordinary course of business.

(c)    Except as set forth in Section 2.19(c) of the Company Disclosure Schedule, since June 30, 1999, there have been no federal or state claims based on sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful termination, filed by any employees of the Company or any of its Subsidiaries or by any of the employees performing work for the Company or any of its Subsidiaries but provided by an outside employment agency and against the Company or any of its Subsidiaries, nor, to the knowledge of the Company, is any such claim threatened. The Company and its Subsidiaries have complied in all material respects with all Laws related to the employment of employees and since June 30, 1999, the Company has not received any notice of any claim that it has not complied in any material respect with any Laws relating to the employment of employees, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination, the WARN Act, employee safety, or that it is liable for any arrearages of wages or any Taxes or penalties for failure to comply with any of the foregoing.

(d)    There are no written policies and/or employee handbooks or manuals except as described in Section 2.19(d) of the Company Disclosure Schedule. True and correct copies of all of such written policies and/or employee handbooks or manuals have been provided to Parent.

2.20    Environmental Matters.

(a)    The Company and its Subsidiaries possess any and all Environmental Permits necessary to or required for the operation of its business as currently conducted and is in compliance in all material respects with (i) all terms, conditions and provisions of its Environmental Permits; and (ii) all Environmental Laws.

(b)    Neither the Company, nor any of its Subsidiaries, nor any predecessor of the Company nor any entity previously owned by the Company has received any notice of alleged, actual or potential responsibility for, or any inquiry regarding, (i) any Release or threatened or suspected Release of any Hazardous Material, or (ii) any violation of Environmental Law, and there is no outstanding civil, criminal or administrative investigation, action, suit hearing or proceeding pending or threatened against the Company or any of its Subsidiaries pursuant to any

Environmental Law. Neither the Company, nor any of its Subsidiaries, nor any predecessor of the Company nor any entity previously owned by the Company has any obligation or liability with respect to any Hazardous Material, including any Release or threatened or suspected Release of any Hazardous Material and any violation of Environmental Law, and, to the Company’s knowledge, there have been no events, facts or circumstances which could form the basis of any such obligation or liability.

(c)    To the Company’s knowledge, no Releases of Hazardous Material(s) have occurred at, from, in, to, on, or under any Site and no Hazardous Material is present in, on, about or migrating to or from any Site. Neither the Company, nor any of its Subsidiaries nor any predecessor of the Company, nor any entity previously owned by the Company, has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material at, from or to any site or other location. To the Company’s knowledge, there is no (i) underground storage tank, active or abandoned, (ii) polychlorinated biphenyl containing equipment, (iii) asbestos-containing material, (iv) radon, (v) lead-based paint or (vi) urea formaldehyde at any Site. Any underground storage tank meets all current applicable upgrade requirements.

2.21    Accounts Receivable.  The accounts and notes receivable of the Company and its Subsidiaries reflected on the Company Financials, and all accounts and notes receivable arising subsequent to the Financial Statement Date, (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) are, to the Company’s knowledge, legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, and (c) are not subject to any valid set-off or counterclaim, except for such offsets of accounts receivables in the ordinary course of business consistent with past practice or as otherwise set forth in Section 2.21 of the Company Disclosure Schedule.

2.22    Other Negotiations; Brokers.  Except for CIBC World Markets Corp., no investment bankers, broker, financial advisor or other Person which has been retained by or is authorized to act on behalf of the Company who might be entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of the Company. Neither the Company, any Subsidiary nor any officer, director or Affiliate of the Company, nor any agent of the Company has engaged in discussions with a third party, nor entered into any agreement, relating to the acquisition of the Company or substantially all of the Assets or Properties of the Company by such third party, which may, in any such case, reasonably result in liability to the Company, to such third party, or to any broker, finder or intermediary from such discussions.

2.23    Banks and Brokerage Accounts.  Section 2.23 of the Company Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company or any of its Subsidiaries has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company and its Subsidiaries having signatory power with respect thereto and (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

2.24    Foreign Corrupt Practices Act.  Neither the Company, nor its Subsidiaries, nor to the knowledge of the Company, any agent, employee or other Person associated with or acting on behalf of the Company or its Subsidiaries has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kick-back or other similar unlawful payment.

2.25    Disclosure.  No representation or warranty made by the Company contained in this Agreement, and no statement contained in the Company Disclosure Schedule or in any certificate, list or other writing prepared by or on behalf of the Company and furnished to Parent pursuant to any provision of this Agreement omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company, subject to such exceptions as are specifically disclosed with respect to specific numbered and lettered sections and subsections of this Article 3 in the disclosure schedule and schedule of exceptions (the “Parent Disclosure Schedule”) delivered herewith and dated as of the date hereof, and numbered with corresponding numbered and lettered sections and subsections, as of the date of this Agreement as follows:

3.1    Organization and Qualification.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use, license and lease its Assets and Properties. Each of Parent and Merger Sub is duly qualified, licensed or admitted to transact business and is in good standing as a foreign corporation in each jurisdiction where the ownership, use, licensing or leasing of its Assets or Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Material Adverse Effect on the Business or Condition of Parent.

3.2    Valid Issuance.  The shares of Parent Common Stock issued in connection with the Merger has been duly authorized, and, upon issuance in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and are not otherwise subject to any preemptive rights.

3.3    Authority Relative to this Agreement.  Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, and the performance by each of Parent and Merger Sub of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action by the Board of Directors of each of Parent and Merger Sub, and no other corporate action on the part of either of Parent and Merger Sub is necessary. This Agreement and the Ancillary Agreements to which each of Parent and Merger Sub is a party have been or will be, as applicable, duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof (and in the case of the Ancillary Agreements to which Parent or Merger Sub is a party thereof) by the Company and/or the other parties thereto, constitutes or will constitute, as applicable, a legal, valid and binding obligation of Parent or Merger Sub enforceable against Parent or Merger Sub in accordance with its respective terms.

3.4    SEC Filings.

(a)    Parent Filings.  Parent has made available, or will make available, to the Company (i) its annual reports on Form 10-K for its fiscal years ended May 31, 1999, 2000 and 2001, (ii) its quarterly reports on Form 10-Q for its quarters ended August 31, 2001, November 30, 2001, and March 1, 2002, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Parent held since May 31, 2001 and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since March 1, 2002 through the Closing Date (the documents referred to in this Section 3.4(a) being referred to collectively as the “Parent SEC Documents”).

(b)    Securities Compliance.  As of its filing date, each Parent SEC Document, including the financial statements contained therein (i) has or will comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act; (ii) did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (iii) were and will be prepared in accordance with GAAP consistently applied, and fairly present in all material respects the consolidated position of Parent and its Subsidiaries as of the dates set forth therein, and do not and will not (a) contain any items of special or nonrecurring revenue or any other income not earned in the ordinary course of business except as expressly stated therein, (b) omit any liabilities that would be required to be disclosed under GAAP, or (c) omit any special purpose entities involving affiliated entities which are required to be disclosed under GAAP.

(c)    Information Supplied.  None of the information to be supplied by Parent or Merger Sub for inclusion or incorporation in the Registration Statements will, at the time the Registration Statements are filed with the SEC and at the time that it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading. Neither Parent nor Merger Sub makes any representation, warranty or covenant with respect to information supplied or to be supplied by the Company (or any stockholder of the Company, except Parent) which is contained in or omitted from the Registration Statements.

3.5    No Conflicts.  The execution and delivery by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party does not, and the performance by Parent and Merger Sub of its obligations under this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a)    conflict with or violate any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Parent or Merger Sub;

(b)    conflict with or violate any Law or Order applicable to Parent or Merger Sub or their respective Assets or Properties; or

(c)    except as would not have a Material Adverse Effect on the Business or Condition of Parent, (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, require Parent to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result of the terms of (except for (A) the filing of the Certificate of Merger and Articles of Merger; (B) such consents approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state or federal securities Laws; and (C) such filings as may be required under the HSR Act, if any), (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon Parent or any of its Assets or Properties, or result in the loss of a material benefit under, any of the terms, conditions or provisions of any Contract or License to which Parent is a party or by which any of its Assets and Properties are bound.

3.6    Finders’ and Advisors’ Fees.  Except for fees payable to Credit Suisse First Boston Corporation, there is no investment banker, broker, financial advisor or other Person which has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

3.7    Governmental Authorization.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which Parent or Merger Sub is a party and the consummation of the transactions contemplated by this Agreement by Parent and Merger Sub require no consent of, or filing with, any Governmental or Regulatory Authority other than (a) the filing of the Certificate of Merger in accordance with Delaware Law and the Articles of Merger in accordance with Pennsylvania Law, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the Exchange Act, (d) compliance with any applicable requirements of the Securities Act and state securities Laws, and (e) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

3.8    Disclosure.  No representation or warranty made by Parent contained in this Agreement, and no statement contained in the Parent Disclosure Schedule or in any certificate, list or other writing prepared by or on behalf of Parent and furnished to Company pursuant to any provision of this Agreement omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 4
CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1    Conduct of Business of the Company.  During the period from the date of this Agreement and continuing until the Effective Time, the Company and each Subsidiary agrees (unless the Company is required to take such action pursuant to this Agreement or Parent shall give its prior consent in writing which consent shall not be unreasonably withheld) to carry on its business in the ordinary course consistent with past practice and in any event substantially consistent with the Operating Plan provided to Parent prior to the date of this Agreement, to use all commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and Key Employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving unimpaired the Company’s and each Subsidiary’s goodwill and ongoing business at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Company Disclosure Schedule or as required or expressly permitted by this Agreement, neither the Company nor any of its Subsidiaries shall do, cause or permit any of the following, without the prior written consent of Parent:

(a)    Charter Documents:  cause or permit any amendments to its Articles of Incorporation, Bylaws, or other governing or organizational documents;

(b)    Dividends; Changes in Capital Stock:  declare or pay any dividend on or make any other distribution (whether in cash, stock or property) in respect of any of its capital stock (except as required by the Articles of Incorporation in effect as of the date of this Agreement), or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

(c)    Stock Option Plan:   accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plan; or, except as approved by the Company’s Board of Directors, grant any additional Company Options;

(d)    Contracts:  enter into any Contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Contracts, other than Contracts in the ordinary course of business consistent with past practice which involve total obligations of less than $100,000 and which are not otherwise material to the business of the Company;

(e)    Issuance of Securities:  issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of Company Capital Stock or shares of capital stock of any of its Subsidiaries or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities other than the issuance of shares of Company Common Stock to Parent or pursuant to the conversion of outstanding shares of Company Preferred Stock and the exercise of Company Options or Company Warrants outstanding as of the date hereof;

(f)    Intellectual Property:  dispose of, license or transfer to any person or entity any rights to any Company Intellectual Property other than non-exclusive licenses in the ordinary course of business consistent with past practice;

(g)    Exclusive Rights:  enter into or amend any agreement pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of Company’s products or technology;

(h)    Dispositions:  sell, lease, license or otherwise dispose of or encumber any of the Company’s properties or assets, except for sales of products or services (and related nonexclusive licenses) in the ordinary course of business consistent with past practice;

(i)    Indebtedness:  incur any indebtedness for borrowed money or guarantee any such indebtedness (excluding capital leases consistent with the Company’s prior practices, borrowings pursuant to its line of credit with Silicon Valley Bank in effect on the date of this Agreement, loans under the Loan Agreement in effect with [****] as of the date of this Agreement, and any capital received from Parent) or issue or sell any debt securities or guarantee any debt securities of others;

(j)    Payment of Obligations:  pay, discharge or satisfy any Liability arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Financials;

(k)    Capital Expenditures:  make any capital expenditures, capital additions or capital improvements individually in excess of $25,000 or except in accordance with the Company’s Operating Plan;

(l)    Insurance:  reduce the amount of any insurance coverage provided by existing insurance policies;

(m)    Termination or Waiver:  terminate or waive any right of substantial value;

(n)    Employee Benefit Plans; New Hires; Pay Increases:  adopt or amend, or make any promise to adopt or amend, employee benefit, stock purchase, severance, change in control, retention, bonus or other compensation or option plan, or any other similar plan except as required by applicable law, or hire, or make any promise to hire, any new director level or officer level consultant or employee, pay, or make any promise to pay, any special bonus or special

[****] Confidential treatment requested. Confidential portions of this page have been redacted and are subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and have been filed separately with the Securities and Exchange Commission.

remuneration (except as due under a plan or agreement existing as of the date hereof and set forth in Section 2.12(a) of the Company Disclosure Schedule) to any employee, consultant or director or increase, or make any promise to increase, the salaries, wage rates or compensation of any employee or consultant;

(o)    Severance Arrangements:  grant any severance or termination pay (i) to any director, officer or consultant or (ii) to any other employee, except payments made pursuant to standard written agreements outstanding on the date hereof;

(p)    Lawsuits:  commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit, or (iii) for a breach of this Agreement;

(q)    Acquisitions:  acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(r)    Taxes:  make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax Return that was filed prior to the date hereof or file any Tax Return after the date hereof that has not been reviewed by Parent prior to filing, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(s)    Revaluation:  revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;

(t)    Operating Plan:  take any action or omit to take any action inconsistent with the Operating Plan, or amend or modify the Operating Plan; or

(u)    Other:  take or agree in writing or otherwise to take, any of the actions described in Section 4.1(a) through Section 4.1(t) above, or any other action that would reasonably be expected to prevent the Company from performing, or cause the Company not to perform, its covenants and agreements hereunder.

4.2    No Solicitation.  Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 7.1, or if Parent shall violate Section 3 of the Letter Agreement, neither the Company nor any of its Subsidiaries will take, nor will the Company permit any of the Company’s Representatives to (directly or indirectly), take any of the following actions with any Person other than Parent and its designees: (a) solicit, encourage, initiate, entertain, review or encourage any proposals or offers from, or participate in or conduct discussions with or engage in negotiations with, any Person relating to any offer, indication of interest or proposal, oral, written or otherwise, formal or informal (a “Competing Proposed Transaction”), with respect to any possible Business Combination with the Company or any of its Subsidiaries (whether such Subsidiaries are in existence on the date hereof or are hereafter organized), (b) provide information not customarily disclosed consistent with the Company’s past practices with respect to the Company or any of its Subsidiaries (whether such

Subsidiaries are in existence on the date hereof or are hereafter organized) to any Person, other than Parent, relating to (or which the Company believes or should reasonably know would be used for the purpose of formulating an offer, indication of interest or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Business Combination with the Company or any Subsidiary of the Company (whether such Subsidiary is in existence on the date hereof or is hereafter organized), (c) agree to or enter into a Contract with any Person, other than Parent, providing for or approving a Business Combination with the Company or any Subsidiary (whether such Subsidiary is in existence on the date hereof or is hereafter organized), (d) make or authorize any statement, recommendation, solicitation or endorsement in support of any possible Business Combination with the Company or any Subsidiary (whether such Subsidiary is in existence on the date hereof or is hereafter organized) other than by Parent, or (e) authorize or permit any of the Company’s Representatives to take any such action. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer, indication of interest or proposal (formal or informal, oral, written or otherwise) relating to, or any inquiry or contact from any Person with respect to, a Competing Proposed Transaction, the Company shall promptly notify Parent thereof, such notice to include the identity of the Person or Persons making such offer, indication of interest or proposal and the terms thereof, and will keep Parent apprised on a current basis of the status and details of any such offer, indication of interest or proposal and of any modifications to the terms thereof; provided, however, that this provision shall not in any way be deemed to limit the obligations of the Company and its Representatives set forth in the first sentence of this Section 4.2. Each of the Company and Parent acknowledge that this Section 4.2 was a significant inducement for Parent to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to the stockholders of the Company in the Merger or (ii) a failure to induce Parent to enter into this Agreement.

ARTICLE 5
ADDITIONAL AGREEMENTS

5.1    Registration Statement.

(a)    Parent agrees to prepare, and Company agrees to cooperate in the preparation of, a registration statement on Form S-4 (the “Merger Registration Statement”) in connection with the issuance of shares of Parent Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Company Proxy Statement”) and all related documents). Parent shall use its reasonable best efforts to file such Merger Registration Statement with the SEC, and, to the extent required pursuant to Section 1.14, shall use its reasonable best efforts to prepare and file a registration statement on Form S-3 (the “Resale Registration Statement”) with the SEC in connection with such issuance of shares of Parent Common Stock pursuant to Section 1.14 entitled to resale rights, no later than March 1, 2003. Each Registration Statement and the Company Proxy Statement shall comply as to form and substance in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Parent shall, as promptly as practicable after receipt thereof, provide copies of any written comments received from the SEC with respect to the Registration Statements and the Company

Proxy Statement to the Company, and advise the Company of any oral comments with respect to the Registration Statements or the Company Proxy Statement, as the case may be, received from the SEC. Parent agrees to use reasonable best efforts, and Company agrees to cooperate, to cause the Registration Statements to be declared effective under the Securities Act as soon as reasonably practicable after April 30, 2003, and the Company agrees to mail the Company Proxy Statement to its stockholders as promptly as practicable after the Merger Registration Statement is declared effective. The Company shall furnish to Parent all information concerning the Company, and its officers, directors and stockholders as may be necessary in connection with the preparation and filing of each Registration Statement and the Company Proxy Statement and any amendments or supplements thereto.

(b)    Each of Parent and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) either Registration Statement will, at the time such Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the Company Proxy Statement and any amendment or supplement thereto, will, at the date of mailing to stockholders and the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees promptly to advise Parent if at any time during which the Company Proxy Statement is required to be delivered any information contained in the Company Proxy Statement becomes incorrect or incomplete in any material respect and to provide Parent with the information necessary to correct such inaccuracy or omission.

(c)    Parent agrees to advise the Company, promptly after Parent receives notice thereof, of the time when either such Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of either Registration Statement or for additional information.

5.2    Meeting of Company Stockholders.

(a)    The Company will take all action necessary in accordance with Pennsylvania Law and its Articles of Incorporation and Bylaws to convene the Company Stockholder Meeting to be held as promptly as practicable after the Merger Registration Statement is declared effective, for the purpose of voting upon this Agreement, the Merger and the transactions contemplated herein. The Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by Pennsylvania Law and all other applicable legal requirements to obtain such approvals.

(b)    (i) The Board of Directors of the Company shall recommend that the Company’s stockholders vote in favor of and adopt and approve this Agreement, the Merger and the transactions contemplated herein at the Company Stockholder Meeting; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company’s stockholders vote in favor of and adopt and approve this Agreement, the Merger and the transactions contemplated herein at the Company Stockholder Meeting; and (iii) the Board of Directors of the Company shall not withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the Parent, its recommendation that the Company’s stockholders vote in favor of and adopt and approve this Agreement, the Merger and the transactions contemplated hereby.

5.3    Access to Information.  Between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, the Company shall (a) give Parent and its officers, employees, accountants, counsel, financing sources and other agents and representatives reasonable access to all buildings, offices, and other facilities and to all Books and Records of the Company and its Subsidiaries, whether located on the premises of the Company or at another location; (b) permit Parent to make such inspections as it may require; (c) cause its officers to furnish Parent such financial, operating, technical and product data and other information with respect to the business and Assets and Properties of the Company and its Subsidiaries as Parent from time to time may request, including financial statements and schedules; (d) allow Parent the opportunity to interview such employees and other personnel and Affiliates of the Company and its Subsidiaries; and (e) assist and cooperate with Parent in the development of integration plans for implementation by Parent and the Surviving Corporation following the Effective Time; provided; however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by the Company herein. Materials furnished to Parent pursuant to this Section 5.3 may be used by Parent for strategic and integration planning purposes relating to accomplishing the transactions contemplated hereby.

5.4    Confidentiality.  The parties acknowledge that Parent and the Company have previously executed a non-disclosure agreement dated February 21, 2002, and April 15, 2002 (the “Confidentiality Agreements”), and that each such Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

5.5    Expenses.  Except as otherwise provided in this Agreement, and whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger (including, without limitation, all legal, accounting, consulting, broker’s and finder’s fees) and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; provided, however, that Parent shall (a) pay the success fee payable by the Company to CIBC World Markets Corp. upon Closing; (b) pay the Company’s documented and reasonable costs and expenses (including fairness opinion fees) incurred in connection with this Agreement and the transactions contemplated herein within thirty (30) days of invoice therefor; (c) pay all filing fees with respect to the HSR Act; and (d) pay all fees associated with the preparation and filing of the Registration Statements, including reasonable attorneys’ fees for one outside counsel to review such Registration Statements on behalf of the Company (except Parent shall not be required to pay any brokers commissions or selling, legal, or other expenses of a stockholder related thereto).

5.6    Public Disclosure.  Unless otherwise required by Law (including federal and state securities Laws) or, as to Parent, by the rules and regulations of the NYSE, prior to the Effective Time, no public disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by any party hereto or any of their respective representatives unless approved by Parent and the Company prior to release; provided, however, that such approval shall not be unreasonably withheld or delayed.

5.7    Regulatory Applications.

(a)    Parent and the Company shall cooperate and use their respective reasonable best efforts (i) to prepare all documentation, to effect all filings (including, without limitation, filings under the HSR Act) and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental or Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and (ii) to cause the Merger to be consummated as expeditiously as reasonably practicable. Each of Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental or Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b)    Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental or Regulatory Authority.

5.8    FIRPTA Compliance.  Within thirty (30) days prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Section 1.1445-2(c)(3) of the Income Tax Regulations, a properly executed notice to the IRS required by Section 1.897-2(h) in a form satisfactory to Parent and either evidence satisfactory that the statement and notice have been properly filed with the IRS or authorization for Parent so to file the statement and notice.

5.9    Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company, Parent or Merger Sub, respectively, contained in this Agreement to be untrue or inaccurate as of the date of this Agreement and (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect any remedies available to the party receiving such notice.

5.10    Additional Documents and Further Assurances; Cooperation.  Subject to the terms and conditions of this Agreement, each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things (including all action reasonably necessary to seek and obtain any and all consents, waivers and approvals of any Governmental or Regulatory Authority or Person required in connection with the Merger (provided, however, that Parent shall not be obligated to consent to any divestitures, operational or ownership limitations or activities in connection therewith and no party shall be obligated to make a payment of money as a condition to obtaining any such consent, waiver or approval) as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. Each party agrees to use commercially reasonable efforts to cause the conditions set forth in Article 6 to be satisfied, where the satisfaction of such conditions depends on action or forbearance from action by such party.

5.11    Indemnification.

(a)    For a period of five (5) years after the Effective Time, Parent agrees that it will indemnify, defend and hold harmless each present and former director, officer, employee, agent and representative of the Company (when acting in such capacity) determined as of the Effective Time (the “Company Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Pennsylvania Law and its Articles of Incorporation, Bylaws and other agreements in effect on the date hereof (including the insurance policies described in Section 5.11(d) hereof) to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law, the Company’s Articles of Incorporation, Bylaws and such other agreements in effect on the date hereof; provided, however, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

(b)    Any Company Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 5.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Company Indemnified Parties for any legal expenses of other counselor any other expenses subsequently incurred by such Company Indemnified Parties in connection with the defense thereof, (ii) the Company Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; and provided, further, that Parent shall not have any obligation hereunder to any Company Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Company Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c)    The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties and their heirs and estates. Nothing in this Section 5.11 shall limit in any way any other rights to indemnification that any current or former director or officer of the Company may have by Contract or otherwise.

(d)    For a period of six (6) years after the date of this Agreement, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the date of this Agreement; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed one hundred forty percent (140%) of the premiums paid as of the date hereof by the Company for such insurance; provided, further, that to the extent such directors’ and officers’ liability insurance is not maintained pursuant to this Section 5.11(d) because the annual premium payments exceed one hundred forty percent (140%) of the premiums paid as of the date hereof, then Parent shall be obligated to indemnify any such director or officer for any claim that would have been covered by such existing directors’ and officers’ liability insurance policy had it been maintained. Parent will receive the benefit of any unearned premiums on any insurance policies maintained by the Company in existence on the date of this Agreement.

5.12    Company’s Financial Statements.  The Company will cause its management to facilitate on a timely basis (a) the preparation of financial statements (including pro forma financial statements if required) as required by Parent to comply with applicable SEC regulations, (b) the review of any Company Books and Records, including the examination of selected interim financial statements and data, and (c) the delivery of such representations from the Company’s independent accountants as may be reasonably requested by Parent or its accountants.

5.13    Company Affiliate Agreements.  Set forth in Section 5.13 of the Company Disclosure Schedule is a list of those persons who may be deemed to be, in the Company’s reasonable judgment, affiliates of the Company within the meaning of Rule 145 promulgated under the Securities Act as of the date hereof and as updated as of the date of the Company Stockholder Meeting (“Company Affiliates”). The Company will provide to Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. The Company will use its best efforts to deliver or cause to be delivered to Parent as promptly as practicable on or following the Company Stockholder Meeting from each Company Affiliate (as determined on the date of such Company Stockholders Meeting) an executed affiliate agreement in substantially the form attached hereto as Exhibit D (the “Company Affiliate Agreement”), each of which will be in full force and effect as of the Effective Time. Parent will be entitled to place appropriate legends on the certificates evidencing any shares of Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Agreement.

5.14    Takeover Statutes.  If any Takeover Statute is or may become applicable to the transactions contemplated hereby, the Board of Directors of the Company will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement and the Ancillary Agreements may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby.

5.15    [INTENTIONALLY OMITTED]

5.16    NYSE Listing Application.  Prior to the Effective Time, Parent shall, to the extent required by the rules of the NYSE, file with the NYSE a listing application or other notice as may be required with respect to the shares of Parent Common Stock to be issued to the holders of Company Capital Stock in the Merger, and shall use commercially reasonable efforts to obtain, prior to the Effective Time, approval (if required) for the listing of such Parent Common Stock, subject to official notice of issuance.

5.17    Certain Tax Matters.  It is the intention of Parent and Company that the transactions contemplated hereby shall constitute a reorganization within the meaning of Section 368(a) of the Code such that the exchange of Company Capital Stock for Parent Common Stock is a tax-free exchange, but only to the extent that the stockholders of the Company receive shares of Parent Common Stock. Parent shall endeavor to obtain an opinion of Troutman Sanders LLP, counsel to Parent, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the receipt of shares of Parent Common Stock by the Company stockholders in the Merger does not result in the recognition of gain or loss to such stockholder for United States federal income tax purposes; provided however, that the delivery of such opinion shall only be a condition to closing for purposes of Article 6 to the extent the Merger Consideration paid to by Parent shall be calculated pursuant to either of Section 1.6(a)(iii) or Section 1.6(b)(iii). In rendering its opinion, Troutman Sanders LLP may require and rely upon customary representations contained in letters from the Company, Parent, Merger Sub and stockholders of the Company. Each of Parent and the Company will timely satisfy, or cause to be timely satisfied, all applicable tax reporting and filing requirements contained in the Code and Income Tax Regulations with respect to the Merger. If Parent is unable to obtain the opinion described in this Section 5.17, and provided that the Key Employees exercise all vested Company Options prior to or on the date hereof, then the Closing may be delayed so as to be no earlier than one (1) year and one (1) day from the date of this Agreement.

5.18    Operating Plan.  The Operating Plan of the Company, which among other things, sets forth the restructuring of the Company’s operations, shall remain in full force and effect through the Effective Time. The parties agree that such Operating Plan shall not be modified or amended without the consent of both Parent and the Company. Parent further agrees to assume all costs associated with such restructuring, including payment of severance, cancellation of Contracts (if necessary), and other expenses that may be incurred and directly related to the restructuring. Such costs shall not be considered part of Parent’s capital contribution to the Company. To the extent that any further restructuring occurs, the parties shall mutually agree on the allocation of costs therefor.

5.19    Board of Directors of Company.  The Company agrees that from the date of this Agreement through the Effective Time, it will take all necessary action (including, without limitation, the calling of a meeting of the stockholders of the Company and amending its Articles of Incorporation or Bylaws) to ensure that the Board of Directors of the Company shall consist of five (5) members. Parent shall have the right to appoint three (3) nominees and the Company Designee shall have the right to appoint two (2) nominees.

5.20    Benefit Arrangements.  Prior to the Effective Time, the Company will not alter any requirements for coverage (as described in Section 410(b) of the Code and regulations thereunder) under any Benefit Plan. Prior to the Effective Time, Parent and Company shall enter into the Human Resources Agreement in substantially the form as attached hereto as Exhibit E (the “Human Resources Agreement”).

5.21    Fiscal Year.  Prior to the Effective Time, the Company shall change its fiscal year from June 30 to May 31.

5.22    Parent Acquisition Proposal.  If Parent enters into a Business Combination prior to the Effective Time in which Parent is not the surviving company, then the surviving company of such Business Combination shall be obligated to pay the Merger Consideration to the stockholders of the Company as follows: (a) the Parent Closing Price shall be the closing sales price of shares of Parent Common Stock as reported by The Wall Street Journal on the full trading day immediately preceding the date such Business Combination is publicly announced, (b) each Company Milestone that is capable of definitive measurement on the date that is the earlier of the date such Business Combination is consummated and the Closing Date shall be determined on such date and in accordance with Schedule 1.6, and (c) each Company Milestone that is not capable of definitive measurement on the date that is the earlier of the date such Business Combination is consummated and the Closing Date shall determined to be fulfilled (provided such Company Milestone shall not have been conditioned upon the fulfillment of a Company Milestone that was not fulfilled either pursuant to Section 5.22(b) or otherwise).

ARTICLE 6
CONDITIONS TO THE MERGER

6.1    Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)    Governmental and Regulatory Approvals.  Approvals from any Governmental or Regulatory Authority necessary for consummation of the transactions contemplated hereby shall have been timely obtained, except for any such approvals the failure of which to obtain would not have a Material Adverse Effect on the Business or Condition of Parent or the Company; and any waiting period applicable to the consummation of the Merger under the HSR Act, if any shall have expired or been terminated.

(b)    No Injunctions or Regulatory Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Merger or the other transactions contemplated by the terms of this Agreement that would prohibit the consummation of the Merger or which would permit consummation of the Merger only if certain divestitures were made or if Parent were to agree to limitations on its business activities or operations.

(c)    Effectiveness of Registration Statements.  The Merger Registration Statement (and to the extent applicable, the Resale Registration Statement) shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement (or the Resale Registration Statement, as applicable) shall have been issued and be in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC and not concluded or withdrawn.

6.2    Additional Conditions to Obligations of the Company.  The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)    Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all material respects as of the date of this Agreement and as of the Closing Date (without giving effect to any materiality qualification or similar qualifications contained in such representations and warranties).

(b)    Performance.  Parent and Merger Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent and Merger Sub at or before the Closing, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c)    Legal Opinion.  The Company shall have received an opinion of Troutman Sanders, LLP, counsel to Parent and Merger Sub, dated as of the Closing Date, in substantially the form of Exhibit F.

(d)    NYSE Listing.  If required by applicable NYSE rules, the shares of Parent Common Stock to be issued in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

6.3    Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)    Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall be accurate in all material respects as of the date of this Agreement (without giving effect to any materiality qualification or similar qualifications contained in such representations and warranties).

(b)    Performance.  The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company on or before the Closing Date, and Parent and Merger Sub shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c)    Third Party Consents.  Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers listed (or required to be listed) in Section 2.4 of the Company Disclosure Schedule (except for such consents, approvals and waivers the absence of which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Business or Condition of the Company), and that all such consents, approvals and waivers are in full force and effect.

(d)    Legal Opinion.  Parent shall have received an opinion of Morgan, Lewis & Bockius LLP, counsel to the Company, dated as of the Closing Date, in substantially the form of Exhibit G.

(e)    Stockholder Approval.  This Agreement, the Merger and the transactions contemplated hereby shall have been duly approved by the requisite vote as and to the extent required under Pennsylvania Law by the stockholders of the Company.

(f)    Revenues of the Company.  The Company shall have recognized revenues, computed in accordance with GAAP and on a basis consistent with the Company’s past practices, for the twelve-month period ending April 30, 2003, of not less than 90% of the revenue recognized by the Company for the twelve-month period ended April 30, 2002, but excluding for comparison purposes from the twelve-month period ended April 30, 2002, those revenues set forth on Section 6.3(f) of the Company Disclosure Schedule.

(g)    T-Rex One.  No event, occurrence or change shall have occurred, individually or in the aggregate, that materially and adversely affects Parent’s right to use T-Rex One in the manner contemplated by Parent and the Company in the Operating Plan.

ARTICLE 7
TERMINATION, BREACHES AND AMENDMENT

7.1    Termination.  Except as provided in Section 7.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)    by mutual agreement of the Company, Parent and Merger Sub;

(b)    by Parent, Merger Sub or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. (Eastern Time) on December 31, 2003 (provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental or Regulatory Authority that would make consummation of the Merger illegal;

(c)    by Parent if it and Merger Sub are not in material breach of their respective representations, warranties, covenants and agreements under this Agreement and the right to use T-Rex One in the manner contemplated by Parent and the Company in the Operating Plan have been materially and adversely affected such that the condition set forth in Section 6.3(g) would not be satisfied as of the Closing Date.

(d)    by the Company if it is not in material breach of its representations and warranties under this Agreement and there has been (i) any breach by Parent or Merger Sub of any of their representations or warranties as of the date of this Agreement and as of the Closing Date which, individually or in the aggregate, has a Material Adverse Effect on the Business or Condition of Parent, or (ii) any breach by Parent or Merger Sub of any covenant or agreement set forth in this Agreement and as a result of such breach the condition set forth in Section 6.2(b) would not be satisfied as of the Closing Date; provided, however, that the parties agree that the Company may, in addition to other remedies available in law or in equity, seek specific performance requiring Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby and neither Parent nor Merger Sub may interpose as a defense to such action that the Company has an adequate remedy at law; provided, further, that if the Merger and the other transactions contemplated hereby are not consummated as a result of such material breaches by Parent and Merger Sub, then Parent agrees to allow deferral of payments due and owing to Parent from Company for a period of six (6) months beginning on the date the Agreement is terminated pursuant to this Section 7.1(d) and agrees to provide a reasonable amount of working capital to the Company in the form of a loan to enable the Company to continue its operations as previously conducted for a reasonable period of time so as to be able to pursue other outside capital or a sale of the Company; provided, further, that such period of time shall not exceed six (6) months after the date this Agreement is terminated by the Company pursuant to this Section 7.1(d), and the amount of working capital loaned to the Company shall not exceed $8,500,000.

(e)    by Parent and Merger Sub, upon a Company Triggering Event or if the Merger shall not have been approved by the requisite votes or consents, as applicable, of the Company’s stockholders in accordance with Pennsylvania Law at any meeting (or any adjournment thereof) convened for the purpose of taking a vote with respect to the Merger or, in any solicitation of stockholder written consents with respect to the Merger, within twenty (20) days after the record date established for determining the stockholders of the Company entitled to consent (or such shorter period as may be permitted by law; provided, however, that Parent shall have voted all its voting shares of Company Capital Stock (and convert, as required, any Company Common Stock), so as to approve the Merger Agreement, the Merger and the transactions contemplated hereby and thereby.

7.2    Effect of Termination.  In the event of a valid termination of this Agreement as provided in Section 7.1, this Agreement and the Ancillary Agreements shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or stockholders or Affiliates; provided, further, that each party shall remain liable for any breaches of this Agreement prior to its termination;

and provided, further, that, the provisions of Sections 5.4, 5.5 and 7.2, Article 8 (exclusive of Section 8.4) and the applicable definitions set forth in Article 9 shall remain in full force and effect and survive any termination of this Agreement.

7.3    Amendment.  Except as is otherwise required by applicable Law after the stockholders of the Company approve the Merger and this Agreement, prior to the Effective Time this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, however, that no amendment shall be effective that (i) decreases the Merger Consideration, (ii) delays the Closing beyond thirty (30) days following the later of May 31, 2003, and the date all conditions set forth in Article 6 are satisfied, or (iii) otherwise materially and adversely affects the rights of the Company stockholders (other than Parent).

7.4    Extension; Waiver.  At any time prior to the Effective Time, Parent, Merger Sub and the Company may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 8
MISCELLANEOUS PROVISIONS

8.1    Nonsurvival of Representations, Warranties and Covenants.  All representations, warranties and covenants in this Agreement and in any certificate delivered pursuant hereto shall not survive beyond the Effective Time. Notwithstanding the foregoing, this Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

8.2    Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by internationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to Parent or	NDCHealth Corporation
Merger Sub	National Data Plaza
Atlanta, GA 30329
Telephone No.:(404) 728-2000
Facsimile No.: (404) 728-2947
Attn: Chief Executive Officer

With a copy (which shall not	Troutman Sanders LLP
constitute notice) to:	600 Peachtree Street, N.E., Suite 5200
Atlanta, GA 30308
Telephone No.: (404) 885-3000
Facsimile No.: (404) 962-6616
Attn: Stephen E. Lewis, Esq.

If to the Company:	TechRx Incorporated
530 Lindberg Drive
Coraopolis, PA 15100
Telephone No.: (412) 474-1000
Facsimile No.: (412) 474-1074
Attn: Pritam Advani

With a copy (which shall not	Morgan, Lewis & Bockius LLP
constitute notice) to:	One Oxford Centre, 32nd Floor
Pittsburgh, PA 15219
Telephone No.: (412) 560-3300
Facsimile No.: (412) 560-3399
Attn: Eric D. Kline, Esq.

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 8.2, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 8.2, be deemed given upon facsimile confirmation, and (c) if delivered by overnight courier to the address as provided in this Section 8.2, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 8.2). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

8.3    Entire Agreement.  This Agreement and the Exhibits and Schedules hereto, including the Company Disclosure Schedule and the Parent Disclosure Schedule, constitute the entire Agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreements, which shall continue in full force and effect and shall survive any termination of this Agreement or the Closing in accordance with their terms.

8.4    Further Assurances; Post-Closing Cooperation.  At any time or from time to time after the Closing, the parties shall execute and deliver to the other party such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other party to fulfill its obligations under this Agreement and the transactions contemplated hereby. Each party agrees to use commercially reasonable efforts to cause the conditions to its obligations to consummate the Merger to be satisfied.

8.5    Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in anyone or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

8.6    Remedies.  All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

8.7    Third Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Section 5.11.

8.8    No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party without the prior written consent of the other party and any attempt to do so will be void; provided, however, that Merger Sub shall have the right to assign its rights, interests and obligations to an acquisition subsidiary of Parent that is a single member limited liability company prior the Effective Time and, to the extent any such assignment occurs, the representations and warranties of Merger Sub set forth in Article 3 hereof shall be appropriately adjusted to apply to such limited liability company for purposes of Section 6.2(a). Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

8.9    Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

8.10    Governing Law.  This Agreement, the Ancillary Agreements and any other closing documents shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

8.11    Arbitration.  All claims arising out of the interpretation, application or enforcement of this Agreement, including but not limited to the breach hereof, shall be settled by final and binding arbitration in Pittsburgh, Pennsylvania in accordance with the then current rules of the American Arbitration Association by a panel of three (3) arbitrators appointed by the

American Arbitration Association, and judgment on the arbitration award may be rendered by any court of competent jurisdiction. The prevailing party in the arbitration proceeding shall be awarded reasonable attorneys’ fees, expert witness costs and expenses, and all other costs and expenses incurred in connection with such proceeding, unless the arbitrators shall for good cause determine otherwise.

8.12    Construction.

(a)    The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and the neuter, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of the Company, (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (vii) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. When used herein, the terms “party” or “parties” refer to Parent and/or Merger Sub, on the one hand, and the Company, on the other, and the terms “third party” or “third parties” refers to Persons other than Parent, Merger Sub or the Company.

(c)    When used herein, the phrase “to the knowledge of’ any Person, “to the best knowledge of’ any Person, “known to” any Person or any similar phrase, means (i) with respect to any Person who is an individual, the actual knowledge of such Person, (ii) with respect to any other person, the actual knowledge of the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as the officers and directors of such Person, and (iii) in the case of each of (i) and (ii), the knowledge of facts that such individuals should have after due inquiry. For this purpose, “due inquiry” with respect to any matter means inquiry of and consultations with (A) the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as such officers and directors, (B) other employees of and the advisors to such Person, including legal counsel and outside auditors, who have principal responsibility for the matter in question or are otherwise likely to have information relevant to the matter, and (C) the stockholders owning more than twenty percent (20%) of the equity interests, by vote or value, of such Person.

8.13    Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

ARTICLE 9
DEFINITIONS

9.1    Definitions.  As used in this Agreement, the following defined terms shall have the meanings indicated below:

“Actions or Proceedings” means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental or Regulatory Authority investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental or Regulatory Authority.

“Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls (i) ten percent (10%) or more of any class of equity securities of that Person or any of its Affiliates or (ii) ten percent (10%) or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (c) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized person thereof (including officers), and as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by Contract or otherwise.

“Agreement” means this Agreement and Plan of Merger, including (unless the context otherwise requires) the Exhibits and the Disclosure Schedules and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreements” has the meaning ascribed to it in Section 2.2.

“Approval” means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

“Articles of Incorporation” means the Articles of Incorporation of the Company, including all Certificates of Designations included therewith.

“Articles of Merger” means the Articles of Merger to be executed by the Company and Merger Sub and filed with the Secretary of State of the Commonwealth of Pennsylvania relating to the Merger as contemplated by Section 1.1.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Benefit Plans” has the meaning ascribed to it in Section 2.12(a).

“Books and Records” means all files, documents, instruments, papers, books and records relating to the Business or Condition of a Person, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans, in each case which are material to the operations or finances of the Company.

“Business Combination” means, with respect to any Person, (a) any merger, consolidation, share exchange reorganization or other business combination transaction to which such Person is a party (other than a transaction involving such Person where the sole purpose of the transaction is to change the Person’s state of incorporation), (b) any sale, dividend, split or other disposition of any capital stock or other equity interests of such Person (except for issuances of common stock upon conversion of preferred stock outstanding on the date hereof or upon the exercise of options or warrants outstanding on the date hereof or issued in accordance with the covenants of this Agreement), (c) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction, any sale, dividend or other disposition of all or a material or significant portion of the Assets and Properties of such Person (including by way of exclusive license or joint venture formation, but excluding non-exclusive licenses in connection with the sale or license of such Person’s products or Intellectual Property in the ordinary course of business consistent with past practice) or (e) the entering into of any agreement or understanding, the granting of any rights or options, with respect to any of the foregoing.

“Business or Condition of Parent” means the financial condition, properties, assets, liabilities, business, operations, or results of operations of Parent and its Subsidiaries, considered in the aggregate.

“Business or Condition of the Company” means the financial condition, properties, assets, liabilities, business, operations, or results of operations of the Company and its Subsidiaries, considered in the aggregate.

“Business Day” means a day other than Saturday, Sunday or any day on which banks in New York, New York are authorized or obligated to close.

“Bylaws” means the Bylaws of the Company.

“Cash Payment” means the Common Cash Payment and the Preferred Cash Payment.

“Certificate of Merger” means the Certificate of Merger to be executed by the Surviving Corporation and filed with the Secretary of State of the State of Delaware relating to the Merger as contemplated by Section 1.1.

“Certificates” has the meaning ascribed to it in Section 1.10(b).

“Closing” has the meaning ascribed to it in Section 1.2.

“Closing Date” has the meaning ascribed to it in Section 1.2.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Cash Payment” means the cash paid to the stockholders of the Company pursuant to Section 1.6(a).

“Common Stock Payment” means the Parent Common Stock issued to the stockholders of the Company pursuant to Section 1.6(a).

“Company” has the meaning ascribed to it in the forepart of this Agreement.

“Company Affiliates” has the meaning ascribed to it in Section 5.13.

“Company Affiliate Agreement” has the meaning ascribed to it in Section 5.13.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Closing Price” has the meaning ascribed to it in Schedule 1.6.

“Company Common Stock” has the meaning ascribed to it in Section 1.6(a).

“Company Designee” has the meaning ascribed to it in Schedule 1.6.

“Company Disclosure Schedule” means the schedules delivered to Parent by or on behalf of the Company, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein in connection with the representations and warranties made by the Company in Article 2.

“Company Financials” means the (a) audited consolidated balance sheets of the Company as of each of the fiscal years ended June 30, 1999, June 30, 2000, and June 30, 2001, respectively, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the fiscal years then ended; and (b) Interim Financial Statements.

“Company Indemnified Party” has the meaning ascribed to it in Section 5.11.

“Company Intellectual Property” shall mean any Intellectual Property that (a) is owned by the Company or any of its Subsidiaries, (b) is licensed to the Company or any of its Subsidiaries or (c) was developed or created by or for the Company or any of its Subsidiaries.

“Company Milestones” has the meaning ascribed to it in Schedule 1.6.

“Company Option(s)” means any Option to purchase Company Capital Stock or the capital stock of any of the Company’s Subsidiaries, excluding the Company Preferred Stock and the Company Warrants.

“Company Permits” has the meaning ascribed to it in Section 2.11(b).

“Company Preferred Stock” has the meaning ascribed to it in Section 2.3(a).

“Company Proxy Statement” has the meaning ascribed to it in Section 5.1(a).

“Company Registered Intellectual Property” means all Registered Intellectual Property owned by, filed in the name of, assigned to or applied for by, the Company or any of its Subsidiaries.

“Company Series A Preferred Stock” has the meaning ascribed to it in Section 2.3(a).

“Company Series B Preferred Stock” has the meaning ascribed to it in Section 2.3(a).

“Company Series C Preferred Stock” has the meaning ascribed to it in Section 2.3(a).

“Company Stock Equivalents” means the Company Common Stock, Company Preferred Stock, Company Options, Company Warrants and any Company Equity Equivalents.

“Company Stock Plan” means the Company 1999 Stock Option Plan, as amended.

“Company Stockholder Meeting” means the meeting of the stockholders of the Company to consider and vote upon this Agreement and the Merger (including the transactions contemplated hereby).

“Company Triggering Event” shall mean the occurrence of any of the following: (a) the Board of Directors of the Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent such Board’s recommendation in favor of, the adoption and approval of the Agreement and the approval of the Merger; (b) the Company shall have failed to include in the Company Proxy Statement the recommendation of the Board of Directors of the Company in favor of the adoption and approval of this Agreement and the approval of the Merger; or (c) the Board of Directors of the Company or any committee thereof shall have approved or recommended any Competing Proposed Transaction.

“Company Warrants” means any and all warrants to purchase Company Capital Stock, including the warrants listed in Section 2.3 of the Company Disclosure Schedule.

“Competing Proposed Transaction” has the meaning ascribed to it in Section 4.2.

“Confidentiality Agreements” has the meaning ascribed to it in Section 5.4

“Contract” means any legally binding agreement, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other Contract or business arrangement (whether written or oral).

“Costs” has the meaning ascribed to it in Section 5.11.

“Damages” means any actually incurred loss, damage, injury, provable decline in value, claim or demand of ascertainable value, settlement, judgment, award, fine, penalty, Tax, fee (including any reasonable legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

“Delaware Law” means the Delaware General Corporation Law and all amendments and additions thereto.

“Disclosure Schedules” means the Company Disclosure Schedule and the Parent Disclosure Schedule.

“Dissenting Shares” has the meaning ascribed to it in Section 1.9(a).

“Effective Date Price” means the closing sales price of shares of Parent Common Stock as reported by The Wall Street Journal on the second trading day immediately preceding the date the Company Proxy Statement is mailed to the holders of Company Capital Stock in connection with the Company Stockholder Meeting.

“Effective Time” has the meaning ascribed to it in Section 1.2.

“Environment” means air, surface water, ground water, or land, including land surface or subsurface, and any receptors such as persons, wildlife, fish, biota or other natural resources.

“Environmental Law” means any federal, state, local or foreign environmental, health and safety or other Law relating to of Hazardous Materials, including the Comprehensive, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the California Safe Drinking Water and Toxic Enforcement Act.

“Environmental Permit” means any permit, license, approval, consent or authorization required under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued by or entered into with a Governmental or Regulatory Authority.

“EPCRS” has the meaning ascribed to it in Section 2.12(n).

“Equity Equivalents” means securities (including Options to purchase any shares of Company Capital Stock or stock of any Subsidiary) which, by their terms, are or may be exercisable, convertible or exchangeable for or into common stock, preferred stock or other securities at the election of the holder thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to a Person, any other Person that is required to be aggregated with such Person under Code Section 414(b), (c), (m) and/or (o) at any time prior to the Closing Date.

“ERISA Plan” has the meaning ascribed to it in Section 2.12(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Exchange Agent” means an institution selected by Parent and reasonably satisfactory to the Company to act as the exchange agent in the Merger.

“Exchange Ratio” has the meaning ascribed to it in Section 1.6(a).

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign county or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange, quotation service and the NASD.

“Hazardous Material” means (a) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words or similar import under any Environmental Law, or (c) any other chemical, material, substance, pollutant or waste which is regulated by any Governmental or Regulatory Authority or which could constitute a nuisance.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Human Resources Agreement” has the meaning ascribed to it in Section 5.20.

“Income Tax Regulations” means regulations, promulgated under the Code.

“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases or (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

“Intellectual Property” means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

“Interim Financial Statements” means the unaudited consolidated balance sheet of the Company as of August 31, 2001, November 30, 2001, and February 28, 2002, and the related unaudited consolidated statement of operations and statement of cash flows for the nine (9) month period ended on such date.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company or any of its Subsidiaries.

“IRS” means the United States Internal Revenue Service or any successor entity.

“Key Employees” has the meaning ascribed to it in the Recitals to this Agreement.

“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Leased Real Property(ies)” has the meaning ascribed to it in Section 2.13(a).

“Letter Agreement” means the Letter Agreement between Parent and the Company, dated the date hereof.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, asserted or unasserted, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

“License” means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including any covenants not to sue with respect to any Intellectual Property).

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities Law.

“Material Adverse Effect” shall mean, with respect to any Person, any event, change or effect that is or is reasonably likely to be materially adverse to the financial condition, properties, assets, liabilities, business, operations, results of operations of such Person and its subsidiaries, taken as a whole, or to prevent or materially delay consummation of the Merger or otherwise prevent such entity and its subsidiaries from performing their obligations under this Agreement; provided, however, that the following shall not be taken into account in determining whether there has been or could or would be a “Material Adverse Effect” on or with respect to a Person: (i) any occurrences relating to the economy of the United States in general or the economies in which such Person operates or the industries in which such Person operates in general and not specifically relating to such Person; (ii) any litigation brought or threatened against a Person or any officer or member of the Board of Directors of such Person in respect of this Agreement or the Merger (including any stockholder class action litigation arising from allegations or a breach of fiduciary duty relating to this Agreement); or (iii) changes in trading prices for such Person’s securities.

“Material Contracts” has the meaning ascribed to it in Section 2.16(a).

“Merger” has the meaning ascribed to it in the Recitals to this Agreement.

“Merger Consideration” shall mean the Cash Payment plus the Stock Payment.

“Merger Registration Statement” has the meaning ascribed to it in Section 5.1(a).

“Merger Sub” has the meaning ascribed to it in the forepart of this Agreement.

“NYSE” means the New York Stock Exchange, Inc.

“Offset Amount” means the maximum amount of Damages that reduces the Company Closing Price calculated pursuant to Section 1.6(g)(i) to be equal to the amount set forth in the first sentence of the first clause of Schedule 1.6.

“Operating Plan” means the written budget and operating plan of the Company, a copy of which is attached hereto as Schedule 9.1.

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

“Option Agreements” shall mean (i) that certain Option Agreement, dated March 10, 2002, between Parent and Alan J. Hayes, and (ii) that certain Option Agreement, dated March 21, 2002, among Parent, Jimmie J. Barnes and the other parties named therein.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Parent” has the meaning ascribed to it in the forepart of this Agreement.

“Parent Closing Price” means the average closing sales price of shares of Parent Common Stock as reported by The Wall Street Journal, for the twenty (20) consecutive full trading days on which such shares are actually traded on the NYSE ending at the close of trading on the second trading day immediately preceding the Closing Date; provided, however, that if such average closing sales price is more than 110% of the Effective Date Price, then the Parent Closing Price shall be deemed to be 110% of the Effective Date Price; provided, further, that if such average closing sales price is less than 90% of the Effective Date Price, then the Parent Closing Price shall be deemed to be 90% of the Effective Date Price.

“Parent Common Stock” means the shares of common stock, $.125 par value per share, of Parent.

“Parent Disclosure Schedule” has the meaning ascribed to it in the forepart of Article 3.

“Parent SEC Documents” has the meaning ascribed to it in Section 3.4(a).

“Parent Warrants” means a warrant exercisable to acquire Parent Common Stock.

“Pennsylvania Law” means the Pennsylvania Business Corporation Law and all amendments and additions thereto.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Preferred Cash Payment” means the cash paid to the stockholders of the Company pursuant to Section 1.6(b).

“Preferred Stock Payment” means the Parent Common Stock issued to the stockholders of the Company pursuant to Section 1.6(b).

“PTO” means the United States Patent and Trademark Office.

“Qualified Plan” has the meaning ascribed to it in Section 2.12(g).

“Registered Intellectual Property” shall mean all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, other registrations or applications to trademarks or service marks; (c) registered copyrights and applications for copyright registration; (d) any mask work registrations and applications to register mask works; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority to protect or perfect Company’s rights in such Intellectual Property other than filings to perfect liens or other security interests in such Intellectual Property.

“Registration Statements” means the Resale Registration Statement and the Merger Registration Statement.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, stockholders, attorneys, investment advisors, agents and representatives and Affiliates.

“Resale Registration Statement” has the meaning ascribed to it in Section 5.1(a).

“Restrictive Covenant Agreement” has the meaning ascribed to in the Recitals.

“SEC” means the Securities and Exchange Commission or any successor entity “SEC Documents” means, with respect to any Person, each report, schedule, form, statement or other document filed or required to be filed with the SEC by such Person pursuant to section 13(a) of the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Site” means any of the real properties currently or previously owned, leased, occupied, used or operated by the Company, any predecessors of the Company, or any entities previously owned by the Company, including all soil, subsoil, surface waters and groundwater.

“Stock Payment” means the Common Stock Payment and the Preferred Stock Payment.

“Subsidiary” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or control 50% or more of the outstanding equity securities either directly or indirectly, (ii) in the case of partnerships, serves as a general partner,

(iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the director, trustee or managing members thereof.

“Surviving Corporation” means the surviving corporation in the Merger as provided in Section 1.1.

“Takeover Statute” means a “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States, including Section 203 of the Delaware Law and Section 2555 of the Pennsylvania Law.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), Medicare, unemployment, disability, real property, personal property, sales, use, service, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Returns” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax.

“Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Voting and Lock-Up Agreement” has the meaning ascribed to it in the Recitals to this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

NDCHEALTH CORPORATION

By:	/s/ RANDOLPH L.M. HUTTO
Name: Randolph L.M. Hutto Title: Executive Vice President and Chief Financial Officer

NDC ACQUISITION CORP.

By:	/s/ RANDOLPH L.M. HUTTO
Name: Randolph L.M. Hutto Title: Executive Vice President, Chief Financial Officer and Treasurer

TECHRX INCORPORATED

By:	/s/ JOSEPH J. PORFELI
Name: Joseph J. Porfeli Title: Chairman and Chief Executive Officer

SCHEDULE 1.6

COMPANY CLOSING PRICE

“Company Closing Price” shall mean an amount equal to $4.00, but adjusted as follows:

(1)	increased by $0.25 if the Company’s Revenues arising from sales of its Legacy Systems during the Relevant Period are equal to or greater than 95% of the amounts therefor reflected on the Plan;

(2)
increased by $0.50 if the Company and [****] execute a license agreement (with materially the same or better terms for the Company as contained in the [****] Term Sheet) for T-Rex One (the “[****] License Agreement”) at or before the Closing;

(3)
increased by $0.50 if the Company and [****] execute a license agreement (with materially the same or better terms for the Company as contained in the [****] Term Sheet) for T-Rex One (the “[****] License Agreement”) at or before the Closing;

(4)
increased by $0.50 if the Company and the Third Chain execute a license agreement (with materially the same or better terms for the company as contained in the [****] Term Sheet or the [****] Term Sheet) for T-Rex One (the “Third Chain License Agreement”) at or before the Closing;

(5)	decreased by $0.05 per $1,000,000 (or portion thereof) of penalties assessed against the Company pursuant to the [****] License Agreement, up to a maximum amount of $0.50;

(6)
increased by $0.50 if Milestone 2 has been achieved and written acceptance of T-Rex One by [****] occurs pursuant to the terms of the [****] License Agreement on or before April 1, 2003 (provided such acceptance may be limited to the test sites and converted stores, if any, at which [****] is then using T-Rex One);

(7)
decreased by $0.50 if Milestone 2 has been achieved and written acceptance of T-Rex One by [****] does not occur pursuant to the terms of the [****] License Agreement on or before May 31, 2003, as a result of the Company’s failure to comply with its obligations under the [****] License Agreement;

(8)
increased by $0.50 if Milestone 3 has been achieved and written acceptance of T-Rex One by [****] occurs pursuant to the terms of the [****] License Agreement on or before April 1, 2003 (provided such acceptance may be limited to the test sites and converted stores, if any, at which [****] is then using T-Rex One);

[****] Confidential treatment requested. Confidential portions of this page have been redacted and are subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and have been filed separately with the Securities and Exchange Commission.

(9)
decreased by $0.50 if Milestone 3 has been achieved and written acceptance of T-Rex One by [****] does not occur pursuant to the terms of the [****] License Agreement on or before May 31, 2003, as a result of the Company’s failure to comply with its obligations under the [****] License Agreement;

(10)
increased by $0.50 if Milestone 4 has been achieved and written acceptance of T-Rex One by the Third Chain occurs pursuant to the terms of the Third Chain License Agreement on or before April 1, 2003 (provided such acceptance may be limited to the test sites and converted stores, if any, at which the Third Chain is then using T-Rex One);

(11)
decreased by $0.50 if Milestone 4 is achieved and written acceptance of T-Rex One by the Third Chain does not occur pursuant to the terms of the Third Chain License Agreement on or before May 31, 2003, as a result of the Company’s failure to comply with its obligations under the Third Chain License Agreement;

(12)	increased by $0.25 if the Company’s Operating Margin for the Relevant Period is equal to or better than the amounts therefor reflected on the Plan;

(13)	increased by $0.50 if the Company has Converted at least 1,000 Independent Pharmacies to T-Rex One on or before April 30, 2003;

(14)
increased by $0.25 if either (i) Parent makes an offer to purchase any capital stock of the Company pursuant to Section 1.14 of the Agreement, or (ii) Parent purchases the Company’s Series B Preferred Stock and the Company Closing Price is equal to or greater than $5.75; and

(15)	increased by $0.75 if Parent purchases at least 4,500,000 Company Stock Equivalents in the Company pursuant to Section 1.14 of the Agreement.

Notwithstanding the foregoing:

(a)	The Company Milestone reductions pursuant to this Schedule 1.6 cannot exceed the Company Milestone increases.

(b)	The Company Closing Price may be further reduced in accordance with the provisions of Section 1.6 of the Agreement.

(c)
In the event the Company enters into a license agreement for T-Rex One with more than one (1) Third Chain, the provisions contained in Company Milestones (4), (10) and (11) above shall only be applicable to one such license agreement of Company’s choice.

(d)
In the event Parent takes any action or fails to take an action which, in light of the totality of the circumstances (which shall include, without limitation, actions taken by Parent which shall facilitate the achievement of a Company Milestone),

[****] Confidential treatment requested. Confidential portions of this page have been redacted and are subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and have been filed separately with the Securities and Exchange Commission.

materially contributes to the Company’s inability to achieve any Company Milestone, then such Company Milestone shall be deemed to have been satisfied by the Company. Without limiting the generality of the foregoing:

•
beyond the restructuring contemplated by the Agreement, if Parent further reduces Company staff in a manner which materially contributes to the failure to achieve a Company Milestone, such Company Milestone shall be considered to be met;

•
if Parent alters the terms of the [****] License Agreement or [****] License Agreement from the Term Sheet for such respective License Agreement as in place prior to the date of this Agreement which materially contributes to the failure to achieve a Company Milestone, such Company Milestone shall be considered to be met;

•
if Parent assumes effective control over T-Rex One operations, including development or implementations, and/or revises terms under existing license agreements with [****], [****] or Third Chain in a manner which reasonably results in a change to, or delay in, implementation schedules for such respective party, and which materially contributes to the failure to achieve a Company Milestone, such Company Milestone shall be considered to be met or penalty waived, as the case may be;

•
if Parent assumes effective control over the finance functions for Company and causes changes which materially contributes to the failure to meet a Company Milestone or Company Milestones, or materially contributes to the Company’s inability to meet the minimum revenue closing condition set forth in Section 6.3(f) of the Agreement, such Company Milestone or closing condition shall be considered to be met;

In all events, Parent shall provide reasonable assistance to reach each Company Milestone consistent with the provisions of this Agreement and the Operating Plan, it being the intention of the parties that realization of Company Milestones is in the long-term interests of both parties (excluding Parent’s ability, in its sole discretion, to make offers pursuant to Company Milestones 14 and 15). To enforce the aforementioned Company Milestones, the procedure set forth in Section (d) below shall be operative.

(e)
The satisfaction of any of the Company Milestones set forth in items (1)—(15) shall be deemed to have occurred when agreed to by an independent party or committee identified by the Company (the “Company Designee”) and Parent in accordance herewith. Upon notification by management of the Company that a Company Milestone has been achieved or prevented, the Company Designee shall notify Parent in writing specifying the Company Milestone achieved or prevented and providing reasonable evidence thereof (which shall include, without limitation, a fully executed license agreement with respect to a Company Milestone that requires execution of a license agreement; a certification by the

[****] Confidential treatment requested. Confidential portions of this page have been redacted and are subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and have been filed separately with the Securities and Exchange Commission.

Company and a representative of the applicable third party or third parties with respect to satisfaction of an implementation Company Milestone; and certification by a financial officer of the Company and verified by the appropriate Parent counterpart with respect to a financial Company Milestone). Parent shall respond to the Company Designee in writing as soon as reasonably practicable following receipt of notice from the Company Designee, but in any event within thirty (30) days, as to whether Parent is satisfied with such evidence. If Parent is not reasonably satisfied with such evidence, then the Company Designee and Parent shall promptly meet in person or telephonically to ascertain the reason for the disagreement and any additional evidence required to satisfy Parent that the applicable Company Milestone has been achieved.

(f)
The Company Designee and its outside advisors (accounting and legal) shall have access to such information as is reasonably necessary to enforce the Company’s rights under the Agreement, and Parent shall cooperate with the Company Designee in connection therewith. The written determination of the Company Designee and Parent with respect to any disagreement with respect to the matters set forth herein shall be final; provided, however, that if the Company Designee and Parent cannot come to a final agreement with respect to any matter, such matter shall be subject to binding arbitration in accordance with Section 8.11 of the Agreement.

For purposes of this Schedule 1.6, the following terms shall have the following respective meanings:

(i)
“[****]” shall mean [****] (or any Subsidiary or Affiliate of [****] to which the [****] License Agreement may be assigned; provided, however, that the [****] License Agreement shall be for pharmacy operations in at least 500 of its stores).

(ii)	“[****] Term Sheet” shall mean the term sheet between [****] and the Company for a license of T-Rex One, a copy of which is attached hereto as Appendix 1.

(iii)	“Converted” shall mean pharmacy systems migrated from a Legacy System or a new customer for T-Rex One.

(iv)
“[****]” shall mean [****] (or any Subsidiary or Affiliate of [****] to which the [****] License Agreement may be assigned; provided, however, that the [****] License Agreement shall be for pharmacy operations in at least 500 of its stores).

(v)	“[****] Term Sheet” shall mean the term sheet between [****] and the Company for a license of T-Rex One, a copy of which is attached hereto as Appendix 2.

(vi)	“Independent Pharmacy” shall mean pharmacy, or a chain of pharmacies, with ten stores or less under common ownership.

[****] Confidential treatment requested. Confidential portions of this page have been redacted and are subject of a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 and have been filed separately with the Securities and Exchange Commission.

(vii)	“Legacy Systems” shall mean any Company system other than T-Rex One.

(viii)	“Operating Margin” shall mean operating margin as a percentage of revenue (excluding non-recurring restructuring costs).

(ix)	“Plan” shall mean the Operating Plan as defined in the Agreement.

(x)	“Relevant Period” shall mean the three (3) month period beginning February 1, 2003, and ending April 30, 2003.

(xi)	“Revenues” shall mean revenues recognized less returns, refunds, rebates and allowances.

(xii)	“Third Chain” shall mean any retail chain with pharmacy operations in at least 500 of its stores.

The following is a list of omitted schedules and exhibits. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.

Exhibit A—Key Employees
Exhibit B—Form of Voting and Lock-Up Agreement
Exhibit C—Form of Restrictive Covenant Agreement
Exhibit D—Form of Company Affiliate Agreement
Exhibit E—Human Resources Agreement
Exhibit F—Legal Opinion of Counsel to Parent and Merger Sub
Exhibit G—Legal Opinion of Counsel to the Company
Company Disclosure Schedule
Parent Disclosure Schedule
Schedule 9.1—Operating Plan